EXHIBIT 10




                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                dated as of

                               July 13, 1998

                                  between

                             SURETY BANK, N.A.

                                    and

                      COMMERCIAL BANK OF TEXAS, N.A.

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                BRANCH PURCHASE AND ASSUMPTION AGREEMENT

	THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT is made and executed as of the 13th day of July, 1998, by and between SURETY
BANK, N.A., a national banking association ("Seller"), and COMMERCIAL BANK OF TEXAS, N.A., a national banking association ("Buyer").

	WHEREAS, Seller maintains the branches listed at the locations described on Schedule 1 attached hereto (collectively, the "Branches", and individually, a "Branch"); and

	WHEREAS, Buyer wishes to purchase certain of the assets and assume certain of the liabilities of the Branches and Seller is willing to sell and transfer the same upon the terms and subject to the conditions hereinafter set forth; and

	NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, Seller and Buyer hereby agree as follows:

                                ARTICLE 1
                               Definitions


 	1.1	Definitions. 	For purposes of this Agreement:

	"Account" means a deposit account relationship with a customer of one of the Branches, whether an asset or a liability of such Branch at the time of Closing.

	"Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Preliminary Closing Statement or the Final Closing Statement, respectively, pursuant to Section 2.1.

	"Accrued Interest" on any Deposits at any date means interest that is accrued on such Deposits to and including such date and not yet credited to the Accounts in respect of such Deposits.

        "Actual Costs" shall have the meaning set forth in Section 6.5(c).

	"Affiliate" of a person or entity means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity, as "control" is defined under Section 2 of the Bank Holding Company Act of 1956, as amended.

	"Agreement" means this Branch Purchase and Assumption
Agreement, including all schedules, exhibits and addenda and as modified, amended or extended from time to time.

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	"Assets" means the Real Estate, the Furniture, Fixtures and
Equipment, Real Estate Improvements, Leasehold Improvements, Cash on Hand, safe deposit boxes located at the Branches (exclusive of the contents thereof), Prepaid Expenses, the Branch Loans, and all Records existing on the date of the Agreement plus all such Assets acquired by Seller after the date of the Agreement, but does not include (i) the Excluded Assets or (ii) any such Assets that are otherwise permitted to be disposed of or retained by Seller pursuant to the terms of this Agreement.

	"Assumed Contracts" has the meaning set forth in Section 4.9.

	"Assumed Deposits" as of the Closing Date, means all Branch Deposits, net of Deposit Overdrafts, existing on the Closing Date, together with all Accrued Interest thereon as of the Closing Date.

	"Book Value" means the dollar amount of any asset or liability reflected on the books and records of the Seller as of the Closing Date, after adjustment for differences or offsets in accounts, suspense items, unposted debits and credits, depreciation, and other similar adjustments and corrections all in accordance with generally accepted accounting principles and regulatory accounting principles, which amount, in the case of loans, shall be reduced by any unearned discount on installment loans or loans in process.

	"Branch Deposits" means, as of any date, the Deposits outstanding on such date that are domiciled at the Branches in accordance with the books and records of Seller; provided, however, that Branch Deposits do not include brokered certificates of deposit (i) Withholding Accounts, as defined in Section 6.7 (b),
(ii) Deposits not assumed pursuant to Section 4.3 or 8.3., and any Deposit not originated in the Branches.

	"Branch Loans" means, as of any date, the Loans reflected on the books and records of the Seller originated at or allocated to any of the Branches, excluding any of the Loans that Buyer elects not to purchase pursuant to Section 2.2 hereof.

	"Business Day" means any day other than a Saturday, a Sunday or a day observed as a bank holiday by the Federal Reserve Bank of Dallas.

	"Buyer's Assessments" shall have the meaning set forth in
Section 6.5(b).

	"Buyer's Regulatory Agencies" means all governmental agencies whose approval must be obtained for Buyer to consummate this Agreement.

	"Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, automated teller machine ("ATM") cash and prepaid postage maintained at the Branches.

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	"Closing" and "Closing Date" refer to the closing of the sale, purchase, transfer and assumption provided for herein to be held at such time and date as provided for in Section 3.2 (a) hereof.

	"Collection Advice" shall have the meaning set forth in
Section 4.6(a).

	"Commitment" shall have the meaning set forth in Section 4.11(b).

	"Deposits" means, as of any date, all deposit liabilities of Seller including interest due on deposit liabilities through the Closing Date, including all uncollected items included in depositors' balances, as of such date, but does not include safe deposit box contents. The term "Deposit" includes the deposit agreement itself and any and all rights and obligations of Seller created pursuant to such agreement.

	"Deposit Overdrafts" means, as of any date, overdraft balances in Branch Deposits.

	"Direct Debit Accounts" shall have the meaning set forth in
Section 4.8.

	"Direct Deposit Cut-Off Date" shall have the meaning set forth in Section 4.7.

	"Employee" means any employee employed by Seller on the Closing Date at one of the Branches, including without limitation, those employees on medical leave, family leave, military leave or personal leave under Seller's policies.

	"Environmental Determination Date" shall have the meaning set forth in Section 6.5(b).

	"Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including, without limitation, laws relating to
(i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

	"Estimated Costs" shall have the meaning set forth in Section 6.5(b).

	"Excluded Assets" means all investment securities owned by Seller; all securities purchased by Seller subject to repurchase agreements; all other real estate owned and properties carried as in substance foreclosures that are associated with the Branches;
all loans or participations in loans that are not Branch Loans; all assets and records associated with the investment or brokerage business of Seller or its affiliates, whether conducted at the Branches or any other location of Seller; all intangible assets, including goodwill and mortgage servicing rights, of Seller; all rights to the name Surety Bank, N.A., as well as any of Seller's corporate logos, trademarks, trade names, signs, paper stock, monetary instruments (including, but not limited to, traveler's checks and cashier's checks), forms and other supplies containing any such logos, trademarks or trade names; all customer and merchant credit card accounts; and all trust assets and trust accounts.

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	"Federal Funds Rate" on any day means the per annum rate of
interest (rounded upward to the nearest 1/100 of 1%) that is the weighted mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, Southwestern Edition, on the preceding business day.

	"Final Closing Statement" means the actual balance sheet of the Branches as of 12:01 a.m. Dallas, Texas time, on the day following the Closing Date, prepared by Seller on or before the Settlement Date in accordance with Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated under Section
2.1 as Prepaid Expenses or Accrued Expenses, as the case may be). The Final Closing Statement shall be in a form substantially similar to that attached hereto as Exhibit "A."

	"Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment owned by Seller that are located in the Branches including, without limitation, all ATM's and security devices and systems on the premises of the Branches, as listed on
Schedule 2.; but does not include any teller automation equipment, proprietary branch automation or marketing signage or materials, and does not include furniture, fixtures or equipment leased by Seller.

	"Hazardous Materials" means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product.

	"Head Office Accounts" has the meaning set forth in Section 8.3.

	"Initial Base Amount" has the meaning set forth in Section 2.1.

	"IRA Deposits" has the meaning set forth in Section 4.2.

	"IRC" means the Internal Revenue Code of 1986, as amended.

	"Keogh Accounts" has the meaning set forth in Section 4.3.

	"Lease" means any lease or sublease of a lease by which Seller has rights to use the real property on which any of the Branches is located or any lease or sublease by which Seller has granted a third party the right to use the Real Estate or any Real Estate
Improvements or Leasehold Improvements.

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	"Leasehold Improvements" means all improvements to the real
estate subject to a Lease, if any, purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities.

	"Liabilities" means (i) the Assumed Deposits, (ii) the Leases, if any, (iii) the Assumed Contracts, (iv) Seller's obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, including all obligations with respect to the safe deposit boxes located at the Branches as set forth in the agreements relating to such boxes and their contents but excluding obligations relating to investment or brokerage services, (v) Accrued Expenses, (vi) any liabilities or obligations for compliance with any Environmental Law associated with the Real Estate, Real Estate Improvements, Leasehold Improvements or other Assets (subject only to Buyer's right of reimbursement pursuant to Section 6.5(c) for Actual Costs as defined Section 6.5(c)), and
(vii) such other liabilities of Seller with respect to the operations of the Branches as may be described on Schedule 1 (the "Other Liabilities"); excluding, however, any Leases or Assumed Contracts as to which any consents required to transfer the same to Buyer at Closing cannot be obtained.

	"Lien" means any lien, claim, security interest, charge, encumbrance, option or adverse claim, except for (i) statutory liens securing payments not yet due, (ii) obligations pursuant to Chapter 72 to 74 of the Texas Property Code relating to Deposits and safe deposit box contents which become subject to escheat to the State of Texas under such law in the year the Closing occurs, and (iii) such imperfections of title as do not materially and adversely affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

	"Loans" means, as of any date, all loans reflected on the books and records of Seller, and shall include any United States and/or state guaranteed student loans, and lease-financing contracts, provided, however, that Loans does not include any (i) loans that have been wholly charged off the books of the Seller or
(ii) letters of credit.

	"Material Asset" means any Asset that Buyer reasonably determines is necessary or important to the operations of the Branch, including, without limitation, the Real Estate, the Real Estate Improvements and any automated teller machines. Buyer shall furnish to Seller a list of the Material Assets within fourteen
(14) days of the date hereof, which list may change prior to the Closing Date upon mutual consent of Seller and Buyer.

	"Non-Assumed Liabilities" means any liabilities or obligations of Seller (whether accrued, absolute, contingent, liquidated, unliquidated, known or unknown, due or to become due) other than those specifically described in the term "Liabilities." Non-Assumed Liabilities include, but are not limited to, the following:
cashier's checks, money orders, interest checks, official checks, drafts and expense checks issued by Seller prior to or at Closing.

	"Permitted Exceptions" has the meaning set forth in Section 4.11(b).

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	"Preliminary Closing Statement" means the balance sheet of the
Branches prepared by Seller as of 12:01 a.m. Hurst, Texas time, as of a date that is fourteen (14) calendar days prior to the Closing Date, in accordance with Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated under Section 2.1 as Prepaid Expenses or Accrued Expenses, as the case may be). The Preliminary Closing Statement shall be in a form substantially similar to that attached hereto as Exhibit "A."

	"Prepaid Expenses" means the prepaid expenses appearing as an asset on the Preliminary Closing Statement or the Final Closing
Statement, respectively, pursuant to Section 2.1.

	"Purchase Premium" means an amount equal to 4.0% of the Branch Deposits as of the Closing Date.

	"Real Estate" means any real property owned by Seller on which any of the Branches is located, as listed on Schedule 7.1 (k).

	"Real Estate Improvements" means all improvements to the Real Estate, if any, purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities.

	"Records" means the books, records, files and documentation relating to the Assets and the Liabilities.

	"Reported Amounts" shall have the meaning set forth in Section 6.7(a).

	"Repurchase Price" means the price paid by Buyer for a Loan, less any principal or interest payments received by the Buyer between the Closing Date and the date of repurchase with respect to such Loan, plus interest accrued from the Closing Date to the date of repurchase at the Federal Funds Rate (calculated on the average monthly Loan balance remaining after deductions for principal payments or collections made after the Closing Date.

	"Retained Records" means the records to remain in the possession of Seller pursuant to the terms of the Records
Agreement, a copy of which is attached hereto as Exhibit "B" (the
"Records Agreement").

	"Returned Deposit Items" or "RDIs" has the meaning set forth in Section 4.6.

	"Seller's Assessments" shall have the meaning set forth in
Section 6.5(a).

	"Seller's Knowledge" or other similar phrases means information that is known to each regional or district manager of Seller responsible for such Branch or any Employee (but only as to information as to such Branch).

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	"Seller's Notice Period" shall have the meaning set forth in
Section 4.11(b).

	"Seller's Title Notice" shall have the meaning set forth in
Section 4.11(b).

	"Settlement Date" means the date as soon as practicable after the Closing Date as determined by mutual agreement between Buyer and Seller, but in no event later than the thirtith (30th) calendar day following the Closing Date, and the parties agree to exert their reasonable best efforts to determine such Settlement Date at the earliest possible time following the Closing Date.

	"Survey" shall have the meaning set forth in Section 4.11(a).

	"Surveyor" shall have the meaning set forth in Section 4.11(a).

	"Title Company" means Commonwealth Land Title Company of Dallas.

	"Title Documents" shall have the meaning set forth in Section 4.11(b).

	"Title Objection" shall have the meaning set forth in Section 4.11(b).

	"Title Objection Period" shall have the meaning set forth in
Section 4.11(b).

	"Title Policy" shall have the meaning set forth in Section 4.11(b).

	"Transaction Deposit" means any Deposit for which the funds may be withdrawn in practice upon demand or upon which third party drafts may be drawn by the depositor, including a checking Account, NOW Account or money market deposit Account.

	"Withholding Accounts" shall have the meaning set forth in
Section 6.7(b).

	"Y2K Guidance" shall have the meaning set forth in Section 7.2(i).

	The foregoing definitions apply equally, where applicable and with appropriate modifications, to both singular and plural forms of the term defined. Other terms are defined in the text of this Agreement and have the meanings assigned herein.

                                  ARTICLE 2


	2.1	Preliminary Closing Statement and Price.  On or prior to
the Closing Date, Seller shall present Buyer with the Preliminary
Closing Statement, and the parties will use the amounts reflected on the Preliminary Closing Statement to determine all amounts to be transferred to or from each other at the Closing. At the Closing, Seller shall transfer to Buyer cash in the amount equal to the difference between (a) the sum of (i) the amount of the Assumed
Deposits, plus (ii) the amount of the Accrued Expenses, minus (b) the Initial Base Amount. For purposes of this Section 2.1, the

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"Initial Base Amount" shall be equal to the sum of the following amounts: (i) Cash on Hand, (ii) Prepaid Expenses, (iii) the unpaid principal and accrued interest receivable on the Branch Loans, (iv) the Book Value of any Real Estate and any Real Estate Improvements as specified on Schedule 2.1(iv), (v) the Book Value of any Leasehold Improvements as specified on Schedule 2.1(v), (vi) the Book Value of the Furniture, Fixtures and Equipment as specified on
Schedule 2.1 (vi), (vii) the Book Value of the Branch Loans and
(viii) the Purchase Premium.

	2.2	Treatment of Branch Loans.  Within fourteen (14) days
following the execution of this Agreement, the Buyer shall by written notice to the Seller identify each of the Branch Loans, if any, that Buyer, for whatever reason, declines to purchase from Seller pursuant to this Agreement. Within five (5) days following receipt of such notice, Seller may by written notice to Buyer elect to terminate this Agreement failing which Branch Loans conveyed to Buyer upon the Closing shall exclude any of the Loans so identified. However, except for that certain loan to "Piney Woods Mobile Homes," Buyer agrees to service for Seller loans of the Branches not purchased by Buyer and Seller agrees to reimburse
Buyer for its out-of-pocket expenses incurred in performing such servicing of these loans. For the periods of ninety (90) days following the Closing Date, as of the end of each thirty (30) days during such period, Buyer shall by written notice to Seller identify each of the Branch Loans (the "Scheduled Loans") that, as of the date of such notice, are (i) sixty (60) days or more past due; (ii) subject to bankruptcy or any other form of legal proceedings arising after the Closing; or (iii) subject to any material contingency, which substantially impairs the prospects for collection of such Loan. Thereupon, provided none of the Scheduled Loans have been amended, terminated or altered without the consent of Seller, Seller agrees at Seller's election either to repurchase the Scheduled Loans for the Repurchase Price or to indemnify and hold Buyer harmless from any losses that it may sustain on account of any of the Scheduled Loans not so repurchased. Buyer agrees to service all of the Branch Loans acquired by Buyer in accordance with prudent banking practices and standards.

	2.3 	Adjustments.  Subject to the provisions of Article 11,
the assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due in respect thereof in accordance with Sections 3.2 and 2.1 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; provided, however, that:

		(a) 	On the Settlement Date, Seller shall deliver the
Final Closing Statement to Buyer. Subject to Buyer's right of indemnification pursuant to Article 11, the Final Closing Statement shall become final and binding on Buyer and Seller ten (10)
Business Days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in such statement. Seller and Buyer shall use reasonable efforts to resolve the disagreement during the ten (10) day period following receipt by Seller of the notice. If the disagreement is not resolved during such ten (10) day period, the parties agree to follow the procedures set forth in Section 11.4 to resolve such dispute, and such Final Closing Statement shall be

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modified by any such resolution, whereupon the Final Closing
Statement shall become final and binding.   When the Final Closing
Statement becomes final and binding, Seller shall pay Buyer, or Buyer shall pay Seller, as appropriate, the difference between the amount paid at the Closing and the amount calculated in accordance with Section 2.1 based on the figures on the Final Closing Statement, plus interest accrued from the Closing Date to the date such payment is made at the Federal Funds Rate. Such amounts shall be debited or credited, where applicable, from Buyer's account maintained with the Federal Reserve Bank of Dallas.

		(b) 	If Seller determines that any Asset other than a
Material Asset is not assignable as of the Closing Date for any reason, then Seller shall use reasonable efforts to assign such Assets to Buyer as soon as possible after the Closing Date but in any event no later than on the Settlement Date. In the event
Seller is unable to assign any Asset that is not a Material Asset to Buyer on the Settlement Date, then Seller shall (i) no longer have any obligation to assign such Asset to Buyer, and (ii) refund to Buyer the value of such Asset as reflected on the Preliminary
Closing Statement together with interest at the Federal Funds Rate from the Closing Date through the date of such refund.

		(c) 	All operating expenses and fees accrued or prepaid
on or prior to the Closing Date, including, without limitation, wages, salaries, rent, estimated additional rent, security
deposits, deposit insurance premiums, utility payments, telephone charges, maintenance contract payments, personal property taxes, real property taxes and assessments, other ordinary operating expenses of the Branches and other expenses related to the Assets or Liabilities, but excluding fees for use of safe deposit boxes, shall be prorated between the parties as of the Closing Date.  All real and personal property taxes and current installments of special assessments levied or assessed with respect to the Real
Estate, the Real Estate Improvements, the Leasehold Improvements,
and the Furniture, Fixtures and Equipment shall be prorated between
Seller and Buyer on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority.  Utilities and any other normal maintenance and operating expenses relating to the
Real Estate, Real Estate Improvements, and the Leasehold
Improvements shall be prorated between Seller and Buyer as of the
Closing Date on a daily basis.  Notwithstanding Seller's normal practices and procedures, to the extent that Seller has paid expenses that are expenses allocable to Buyer pursuant to this
Section 2.3(c), such expenses shall appear as "Prepaid Expenses" on the Preliminary Closing Statement or, if not allocable as of the date the Preliminary Closing Statement is calculated (the
"Preliminary Closing Statement Date"), on the Final Closing
Statement.   Notwithstanding Seller's normal practices and
procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Closing Date, they shall appear as an Accrued Expense on the Preliminary Closing Statement or, if not incurred by the Preliminary Closing Statement Date, on the Final Closing Statement.

		(d)	With respect to the proration of deposit insurance
premiums, Buyer shall reimburse Seller for the amount of any deposit insurance assessments that Seller is required to pay for periods in which the Assumed Deposits are included in Seller's deposit insurance assessment base but during which periods Buyer has liability for the Assumed Deposits. The amount of such reimbursement, based on Seller's effective assessment rate
(regardless of Buyer's assessment rate), will be included as a

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Prepaid Expense on the Preliminary Closing Statement and will be adjusted as necessary on the Final Closing Statement.

                                   ARTICLE 3
                               Purchase and Sale


	3.1 	Purchase and Sale.  Upon the terms and subject to the
conditions of this Agreement, Seller agrees to sell and transfer and Buyer agrees to purchase and assume the Assets and the Liabilities at the Closing as provided in Section 3.2.

	3.2 	Closing.

		(a) 	Closing Date and Place.  The closing for the
transactions provided for herein will be held at the offices of Seller, in Hurst, Texas, 10:00 (local time), or at such other place mutually agreed in writing by Buyer and Seller, which may include the exchange of documents by mail or facsimile. The Closing shall be held on a date mutually agreeable to Buyer and Seller as soon as reasonably practicable following the date on which Buyer has received all government and other approvals and consents necessary for the consummation of the transactions contemplated hereby (including the expiration of any statutory waiting periods), provided that the parties shall agree in any event upon a date for the Closing that shall be on or prior to December 31, 1998.

		(b) 	Deliveries by Seller at the Closing.  At the
Closing, Seller shall execute and/or deliver to Buyer, with such instruments to be in form and substance reasonably satisfactory to Seller and Buyer, the following:

			(i)	A special warranty deed conveying good and
indefeasible fee simple title to each parcel of Real Estate and the related Real Estate Improvements in the form of Exhibit "C" hereto, subject only to the ad valorem taxes for the year of Closing and the Permitted Exceptions;

			(ii) 	A bill of sale in the form of Exhibit "D"
hereto, conveying to Buyer the Leasehold Improvements, the Furniture, Fixtures, and Equipment and certain other Assets that are personal property, with a warranty by Seller that as of the Closing Date there are no outstanding Liens or claims against such Assets and a general warranty of title;

			(iii) 	One or more assignments of all of
Seller's rights, title and interests in the Leases and the Assumed
Contracts;

			(iv) 	Copies of written consents to the assignment
of any Leases or Assumed Contracts requiring such consent;

                        (v) The Records Agreement pursuant to which Seller shall provide Buyer with access to certain records with respect to the Branches;

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                        (vi)    The officer's certificate required by Section
9.2(b) in the form of Exhibit "E" hereto;

			(vii) 	The Preliminary Closing Statement;

			(viii)	Original notes for all Branch Loans,
endorsed without recourse, and all related loan files;

			(ix) 	Payment to Buyer as may be required pursuant
to Section 2.1 of this Agreement in immediately available funds
(such payment to be made at a time no later than 12:00 Noon Hurst, Texas time, on the Closing Date);

			(x) 	All collateral security of any nature
whatsoever held by Seller as collateral for any of the Assets;

			(xi) 	All documents, contracts, certificates,
instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses, if any, of the Branches, to be delivered at the close of business on the Closing
Date;

			(xii) 	Possession of the Assets and access to
and keys for each of the offices of the Branches, to be delivered at the close of business on the Closing Date;

			(xiii)	 A non-foreign affidavit as required by
Section 1445 of the IRC;

			(xiv) 	Such other documents as may be reasonably
required by the Title Company in connection with the issuance of the Title Policy, as defined in Section 4.11(b), including an affidavit as to debts and liens; and

			(xv) 	An opinion of counsel to Seller in form and
substance reasonably acceptable to Buyer containing the opinions set forth in Exhibit "F" hereto.

		(c) 	Deliveries by Buyer at the Closing.  At the
Closing, Buyer shall execute and/or deliver to Seller, with such instruments to be in form and substance satisfactory to Seller and Buyer, the following:

			(i) 	A Liability Assumption Agreement in the form
of Exhibit "G" hereto, pursuant to which Buyer agrees to assume and discharge all of the Liabilities;

			(ii) 	The Records Agreement;

			(iii) 	The officer's certificate required by
Section 9.1(b) in the form of Exhibit "H" attached hereto;

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			(iv) 	A certificate duly executed by an authorized
officer of Buyer, dated as of the Closing Date, acknowledging receipt of possession of the Assets; and

			(v)	An opinion of counsel for Buyer in form and
substance reasonably satisfactory to Seller, containing the opinions set forth in Exhibit "I" hereto.

		(d) 	Closing Costs and Recording.  Seller and Buyer
shall each pay one-half of any documentary, stamp or other transfer taxes, recording fees and escrow fees relating to the sale of the Real Estate and the Real Estate Improvements. Except as otherwise specified in this Agreement, Buyer shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement regarding, the consummation of the transactions contemplated by this Agreement.

                                 ARTICLE 4
                           Operational Covenants

		4.1 	Data Processing Conversion.  The conversion of the
data processing with respect to the Branches and the Assets and the Liabilities to be transferred hereunder will be completed no later than the next Business Day following the Closing Date. In connection with the data processing conversion, Seller and Buyer shall each pay their own costs and expenses associated with the data processing conversion and shall bear equally the duties and responsibilities relating to such conversion. Seller will use its reasonable efforts to have available to Buyer at the offices of McCoy Meyer, 3900 Georgia, Amarillo, Texas, at a mutually agreed date and time after the Closing Date, a list (which may be in the form of machine-readable data tapes or disks) of the Assumed
Deposits as of the most recent practicable date, which list identifies each Assumed Deposit by type, with appropriate information regarding the depositor and the terms of the Assumed
Deposit as well as reasonable and customary data necessary to Buyer to effect the conversion, including source information, file structure lay-outs, test tapes, and similar materials. Buyer will have the responsibility of making and paying for courier pick-up of such information from Seller and delivery to Buyer's data processor. In no event shall Seller be required to provide any computer programming, source code or changes in existing file layouts.


	4.2 	IRA Deposits.   With respect to Deposits that are
individual retirement accounts created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408 of the IRC ("IRA Deposits"), Seller will appoint Buyer as successor custodian of all such IRA Deposits, including but not limited to, sending to the depositors thereof appropriate notices, and filing any appropriate applications with applicable regulatory authorities, with copies of such notices and applications being furnished to Buyer. Effective as of the Closing Date, Buyer will accept appointment as custodian with respect to such IRA Deposits and will perform all of the duties so transferred and comply with the terms of Seller's agreement with the depositor of the IRA Deposits affected thereby.

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

	4.3 	 Keogh Accounts.  With respect to Deposits that are
Keogh Accounts created by a trust for the benefit of employees and that comply with the provisions of Section 401 of the IRC ("Keogh Accounts"), Seller will use reasonable efforts and cooperate with Buyer to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposit to Buyer, as custodian thereof, and to adopt Buyer's form of Keogh master plan as a successor to the Keogh master plan of Seller. Buyer will assume no Deposits that are Keogh Accounts unless Buyer has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any depositors who do not transfer such Keogh Accounts to Buyer's form of Keogh master plan, Seller will use reasonable efforts in order to enable Buyer to retain such Keogh Accounts at the Branches.

	4.4 	Replacement of Customer Check Stock and ATM Cards.  As
soon as practicable, but in no event later than five (5) days after the Closing Date, Buyer shall mail to each depositor in respect of a Transaction Deposit that was included in the Assumed Deposits a letter approved by Seller requesting that such depositor promptly cease writing checks on Seller's check stock against such Transaction Deposit. At such time as Buyer mails each such notice to each depositor, Buyer shall also forward to each depositor new checks on Buyer's check stock, which checks the depositor may draw upon Buyer for the purpose of effecting transactions with respect to such Transaction Deposits. Simultaneously with the Closing, Buyer shall change each depositor's account number, and the letter mailed to each customer pursuant to this Section 4.4 shall include notice to each customer of such customer's new account number

	The parties will use reasonable efforts to develop procedures
(i) that will cause checks drawn on Seller's form of check stock against Transaction Deposits that are received after the Closing
Date to be cleared through Buyer's then current clearing procedures and (ii) to provide for the delivery of new ATM cards by Buyer and the orderly processing of ATM transactions, it being understood that Seller will cut-off Seller's ATM debit cards as of the Closing Date.

	4.5 	Clearing Items.  During the sixty (60) day period
following the Closing Date, if it is not possible to clear checks and other items drawn on the Assumed Deposit Accounts through Buyer's then current clearing procedures, Seller will make provisional settlement to the presenting institution and will forward such checks and other items on the Assumed Deposits to Buyer, via courier, at Buyer's expense, no later than the next Business Day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement. Upon the expiration of such sixty
(60) day period, Seller shall cease forwarding checks and other debits against Assumed Deposit Accounts and return them to the originators marked "Account Closed". During this sixty (60) day period, Buyer will not be obligated to pay Seller for any item processed, but after such ninety day period, Buyer will pay Seller $0.05 for each item processed by Seller. After sixty (60) days from the Closing Date, Buyer will pay Seller $1.00 for each item returned by Seller. Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of large items.

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

	4.6 	Returned Deposit Items.   Any items that were credited
for deposit to or cashed against an Assumed Deposit prior to the Closing and are returned unpaid after the Closing Date (each
"Returned Deposit Item" or "RDI") will be handled as follows:

		(a) 	Within one (1) Business Day after receipt of any
RDI by Seller, Seller will fax to Buyer a list reflecting the amount of such RDI, the date of deposit and depositor's account number (if available) and Seller will forward a consolidated collection request with the original RDIs (a "Collection Advice"), to Buyer via courier.

		(b) 	Upon receipt of a Collection Advice, Buyer will
place holds on the respective customers' Assumed Deposit(s) in an amount not less than the amount of the RDI and take any actions necessary to ensure that such deposits are not withdrawn.

		(c) 	Within one (1) Business Day after receipt of such
Collection Advice and original RDI, Buyer will debit the available Assumed Deposits and/or overdraw the depositor's account and return the paid Collection Advice to Seller. RDIs that overdraw an account balance shall be held by Buyer unless requested by Seller during the collection process. Buyer will release RDIs to depositors only upon receipt of sufficient good funds to cover any deficient balances.

		(d) 	A list reflecting name, address, phone number and
amount of accounts overdrawn $500 or more, resulting from an RDI forwarded by Seller being charged to the customer's account, shall be faxed to Seller, Attention: Loss Prevention Manager, fax number 512/889-7816, on the date such item is charged back.

		(e) 	Seller will be responsible for collecting overdrawn
balances of RDIs over $500. Buyer will reasonably cooperate with Seller with respect to providing information or records that may be needed to pursue resolution of amounts due to Seller. Buyer will be responsible for reasonable collection efforts on overdrawn balances of RDIs of $500 or less and shall reimburse Seller for RDIs not so collected.

		(f) 	After a period of 60 days from the date an account
is charged for an RDI and becomes overdrawn, Buyer will submit a collection request to Seller for any remaining balances that could not be collected. The original RDIs received shall be returned with the collection letter to Seller via courier, at Seller's expense.

		(g) 	Customer disputes regarding Buyer's rights to debit
assumed deposits will be reviewed with Seller's Loss Prevention
Manager for resolution. Buyer agrees to reasonably cooperate with Seller in debiting Assumed Deposits for RDIs, except in such cases when Seller's negligence is the basis of a defense by the customer to Buyer' s right to debit the Assumed Deposit(s).

		(h) 	Claims involving checks paid prior to Closing,
drawn against accounts sold, which are subsequently disputed to be forged or otherwise unauthorized, shall be referred to Seller's

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

Loss Prevention Manager for resolution. Seller shall defend and indemnify Buyer and shall hold Buyer harmless from such disputed and unauthorized amounts including any debits presented or closed or NSF accounts.

The collection process described above shall also be applied to RDIs that may be received within the applicable statute of limitations period for altered or forged endorsed instruments.

	4.7 	Direct Deposit Arrangements.  Seller will use reasonable
efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Assumed Deposits. For a period of sixty (60) days, in the case of automated clearing house direct deposits and thirty (30) days, in the case of Fed wire direct deposits, after the Closing Date (each, a "Direct Deposit Cut-off Date"), Seller will, no later than the next Business Day following the date of receipt thereof, remit and transfer by electronic transmission to Buyer all direct deposits intended for Assumed Deposits. After the applicable Direct Deposit Cut-off Date, Seller may discontinue accepting and forwarding automated-clearing-house and Fed-wire entries and funds and return such direct deposits to the originators marked "Account Closed".
Seller will not be liable for any Deposit Overdrafts that may thereby be created or for any other matter. Seller will not be obligated to accept new direct deposit arrangements on any Branch Deposits after the date that all regulatory approvals required under Sections 9.1(c) and 9.2(c) (except for statutory waiting periods), have been received, nor will Seller be obligated to remit or transfer with respect to any direct deposit arrangements other than by electronic transmission. As soon as practicable following the Closing Date, Buyer will provide the direct deposit originators with routing and Account numbers and conversion tapes relating to Assumed Deposits that have direct deposit arrangements in effect.

	4.8 	Direct Debit Arrangements.   With respect to all Branch
Deposits that have arrangements providing for direct debit of such Accounts by third parties ("Direct Debit Accounts"), Buyer will send appropriate notice to all holders of Direct Debit Accounts as soon as practicable after the receipt of all regulatory approvals required under Sections 9.1(c) and 9.2(c) (except for statutory waiting periods), and after the notices provided in Section 6.4, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Buyer. Seller shall cooperate with Buyer in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of sixty (60) days following the Closing Date, Seller will forward by electronic transmission to Buyer all direct debits on Direct
Debit Accounts, if any, received by Seller on the Business Day following the date of receipt thereof, and will give Buyer a daily accounting by electronic transmission of such debits to Buyer's dealing account. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed". Seller will not be obligated to accept new direct debit arrangements on Branch Deposits after the date when all regulatory approvals have been obtained, nor will Seller be obligated to forward such direct debits or give an accounting thereof other than by electronic transmission. As soon as practicable after the Closing Date, Buyer will provide Direct Debit originators with the Account and routing numbers and conversion tapes relating to Assumed Deposits that have direct debit arrangements in effect.

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

	4.9 	Assumption of Contracts.  Attached hereto as Schedule
4.9 is a list of all contracts, agreements, and other obligations to which Seller is a signatory that relate specifically to the operation of the Branches (other than those relating to Loans, the Deposits, the safe deposit box contracts with customers or as listed in Schedule 7. l (j)), including without limitation, service contracts, maintenance contracts, consulting contracts, agency agreements and licensing agreements (but excluding contracts that relate to Seller's bank operations generally and that are not being assumed by Buyer). Not later than thirty (30) days after the date of this Agreement, Buyer shall deliver to Seller a list of all contracts and agreements reflected on Schedule 4.9 that Buyer wishes to assume (the "Assumed Contracts"); provided, however, that if Seller notifies Buyer in writing not later than thirty (30) days prior to the Closing Date that one or more of such contracts or agreements may not be legally assigned, Seller shall not be required to assign such contracts or agreements at Closing except for contracts that constitute Material Assets and shall have no liability to Buyer as a result of its inability to accomplish such assignments; and further provided that Seller shall be permitted to terminate this Agreement by notice to Buyer within five (5) days after receipt of the aforesaid list if such list is materially different from the list provided as Schedule 4.9 hereto.

	4.10 	Branch Loans.  In connection with the transfer of the
Branch Loans, Seller and Buyer agree as follows:

		(a) 	The parties will cooperate and use their best
efforts to cause Buyer to become the beneficiary of credit life, accident and health, vendor's single interest premium or similar insurance purchased by or on behalf of such customer on the Branch Loans, but excluding any lines of credit. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Closing Date.

		(b) 	Each of Buyer and Seller will use their best
efforts to comply with all notice and reporting requirements of the loan documents or of any law or regulation with respect to the transfer of such loans.

		(c) 	Within thirty (30) days after the Closing Date,
Buyer will, at its expense, issue new coupon books or similar payment notices for payment of Branch Loans with instructions to use Buyer's coupons or statements and to destroy unused coupons furnished by Seller.

		(d) 	For a period of sixty (60) days after the Closing
Date, within five (5) Business Days after receipt by Seller of any check or money order made payable to Seller representing payment on a Branch Loan, Seller shall issue and forward a cashier's check

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

made payable to Buyer or wire transfer to the benefit of Buyer in the amount of such item, and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item's return and shall forward the original of such item to Buyer. Within three (3) Business Days after receipt of such returned item, Buyer shall issue and forward a cashier's check or wire transfer to Seller in the amount of such item, and Buyer shall be responsible for any further efforts to collect such item.

		(e) 	If the balance due on any Branch Loan has been
reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Branch Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.
Such amounts shall be debited or credited, where applicable, from Buyer's correspondent bank account maintained with Seller.

	4.11 	Real Estate.

		(a) 	Seller shall, within thirty (30) days after the
date hereof, at its sole cost and expense, cause to be furnished to Buyer and the Title Company one (1) copy each of a "Land Title
Survey" (as that term is defined in the latest edition of the "Manual of Practice for Land Surveying in Texas" published by the Texas Society of Professional Surveyors) (the "Survey") of the Real Estate prepared and certified as to all matters shown thereon by a surveyor licensed by the State of Texas ("Surveyor"). The Survey shall bear a certificate and a notation stating whether or not a portion of the Real Estate is located in a 100-year flood plain, flood-prone area of special flood hazard and shall show the specific location of any portions of the Real Estate that may be located in any such flood areas.

		(b) 	Within sixty (60) days after the date of this
Agreement, Seller shall cause the Title Company to furnish to Buyer
(i) a title commitment ("Commitment"), showing Seller as the record title owner of the Real Estate by the terms of which Title Company agrees to issue to Buyer at Closing an owner's policy of title insurance ("Title Policy") in the amount of the Book Value of the Real Estate and Real Estate Improvements on the standard form there for promulgated by the Texas Board of Insurance insuring Buyer's fee simple title to the Real Estate to be good and indefeasible subject to the terms of such policy and the Schedule B exceptions; and (ii) a photocopy of all documents ("Title Documents") describing all Schedule B title exceptions shown on the Commitment. As used herein, the term "Title Objection Period" shall mean a period commencing on the first day following Seller's delivery to Buyer of the last of the Survey, Commitment and Title Documents and ending twenty (20) days thereafter. All matters shown on the Survey and exceptions listed in the Commitment that are not objected to by Buyer by delivery of written notice to Seller within the Title Objection Period shall be conclusively deemed to be acceptable to Buyer. In the event Buyer timely objects to any title exception or Survey matter which would materially impair the ability of Buyer to utilize the Real Estate as a banking facility ("Title Objection"), Seller may, but shall not be obligated to, cure such Title Objection; provided, however, if Seller is able and willing to eliminate or cure such Title Objections, Seller shall notify Buyer in writing within ten (10) days after the Title Objection Period ("Seller's Notice Period") of such facts (said

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

notice hereinafter called "Seller's Title Notice") and in which case the limitation or curing by Seller of the Title Objections shall be complete to the satisfaction of Buyer on or before the Closing Date. In the event Seller does not deliver Seller's Title Notice to Buyer within Seller's Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to cure the Title Objections. In the event Seller (i) does not deliver Seller's Title Notice, or (ii) notifies Buyer that Seller is unable or unwilling to cure any Title Objection, Buyer shall be deemed to have waived the Title Objections unless, within ten (10) days following the expiration of Seller's Notice Period, Buyer delivers to Seller written notice terminating its obligation to purchase the Real Estate, whereupon Seller shall have an option for ten (10) days following receipt of such notice to terminate the Agreement by giving written notice of such termination to Buyer. As used in this Agreement, the term "Permitted Exceptions" shall mean the matters listed on Schedule 4.11(b), all title exceptions or Survey matters which would not materially impair the ability of Buyer to utilize the Real Estate as a banking facility, and all matters either shown on the Survey or listed in the Commitment to which Buyer does not raise a Title Objection within the Title Objection Period, or, having objected, Buyer waives or is deemed to have waived in accordance with the provisions of this Section 4.11(b). Seller shall provide to Buyer the Title Policy, reflecting only the Permitted Exceptions, as soon as practicable after the Closing Date. Seller and Buyer shall share equally in the cost and expense of the Title Policy and for the "survey deletion" to be made in the Title Policy.

		(c) 	Upon consummation of the transactions contemplated
by this Agreement, Seller shall notify the appropriate taxing authorities of the transfer of the Real Estate to Buyer and request that such taxing authorities reflect such change in ownership on the tax rolls.

	4.12 	Noncompetition Agreement.  For and in consideration of
the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Purchase Premium and the other agreements and covenants contained in this Agreement, for a period of two (2) years following the Closing Date, Seller will not solicit the banking business of any current customers of each Branch whose Deposits or other banking business is transferred to Buyer pursuant to the terms of this Agreement or offer employment to any person employed by Buyer or Seller in any of the Branches or open any office within thirty (30) miles of any of the Branches or any other Branches of Buyer existing as of the date of this Agreement. Notwithstanding the foregoing sentence, Seller shall not be deemed to be in violation of this Section 4.12 by virtue of
(a) Seller's advertising (i) in publications that are normally distributed, or (ii) by means of radio or television advertising over stations that broadcast in geographic areas that include the primary market area of such Branches and geographic markets served by Seller's locations other than such Branches, (b) mass mailings and telemarketing not targeted at the primary market area of such Branches, (c) statement stuffers mailed to current customers of the Branches who also maintain accounts with banking offices of Seller other than the Branches, (d) Seller taking such actions as may be required to comply with applicable laws, rules or regulations,
(e) Seller's solicitation of commercial accounts normally established and maintained in locations other than the Branches, or

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

(f) Seller's solicitation of customers associated with the insurance premium financing investment, brokerage or insurance business of Seller, provided that Seller shall not solicit such customers to purchase certificates of deposit, including brokered certificates of deposit. For purposes of this Section 4.13, the primary market area of each Branch means the area encompassed within a thirty (30) mile radius of the location of such Branch. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

	4.13 	Assumption of Liabilities.  At the Closing, Buyer shall
succeed to all obligations and liabilities of Seller in respect of the Branches to the extent included among the Liabilities as of the Closing Date, and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. Subject to the provisions of law, from and after the Closing, Buyer shall honor all the terms and conditions of existing deposit agreements. Buyer is not assuming any Non-Assumed
Liabilities.

	4.14 	Collection of Deposit Overdrafts.  At the Closing, Buyer
shall succeed to all rights, offsets and defenses of Seller for Deposit Overdrafts. If collection is effected by Buyer, at its sole discretion, such collection shall be the sole responsibility of Buyer. At Buyer's request, Seller will use reasonable efforts to assist Buyer in the collection of Deposit Overdrafts, but Seller shall not be required to incur any fees or expenses (including legal or other professional fees) other than the indirect costs associated with the employment of Seller's existing employees in connection with rendering such assistance.

	4.15	Forwarding of Mail or Other Correspondence.  Each of the
parties hereto agrees that following the Closing Date, each party shall, at its own expense, deliver to the other as soon as practicable, but in no event later than three (3) Business Days after receipt, any mail or other correspondence received by such party that was intended to be delivered to the other party, all of which shall remain unopened.

                                  ARTICLE 5
                               Employee Matters


	5.1 	Employee Considerations.

		(a)	With respect to all employees of Seller affiliated
with the Branch ("Employees"), as soon as reasonably practicable after the date hereof, and in any event within three (3) days after the date hereof, Seller shall provide notice to (the
"Notification") to each Employee that the Seller and Buyer have entered into an agreement with respect to the Buyer's acquisition of the Branch. Seller shall also furnish to Buyer within the designated time period a schedule containing the name of each Employee, such Employee's salary and benefits, and a synopsis of each Employee's tenure with Seller and other information relevant to such Employee. Seller shall inform Buyer of the date of the Notification, and shall, with the Employee's consent, provide Buyer with an opportunity within five (5) business days before the Closing to inspect Seller's records with respect to the Employees and visit with the Employees for the purpose of discussing an offer of employment with each Employee as of the Closing.

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

		(b)	Seller shall pay any and all costs (including
without limitation, severance pay and accrued vacation pay) associated with the termination of any Employee who chooses not to accept employment with Buyer.

		(c)	Buyer and Seller shall coordinate all
communications of employment offers to, or plans to terminate, Employees in the Branch; provided, however, this paragraph shall not be construed to require Buyer and Seller to act jointly at any time; and further provided that Buyer will not advise any such employee that such employee will not be hired by Buyer prior to five (5) business days before the Closing Date.

		(d)	All Employees may be treated by Buyer as "new
hires" for all purposes. Except as otherwise provided herein, Buyer shall not be obligated to make any contribution to any plan or program on behalf of any of such employees, or to otherwise provide any compensation or benefits to any of such employees with respect to any period prior to the Closing. It is further provided that Buyer shall not be liable for any claims of any Employees or other employees of the Branch that any of them may have against Seller and Seller shall hold Buyer harmless from any such claims.

		(e)	Nothing in this Section or this Agreement on a
whole is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller or to imply that the Buyer is a successor to the Seller so far as any federal employment regulations are concerned.

		(f) 	Seller agrees to remain responsible for the payment
of all benefits accrued under the terms of Seller's retirement plans with respect to any Employee. Buyer shall not at any time assume any liability for the benefits of any active or any terminated, vested or retired participants in Seller's retirement plans, except that Buyer will give credit to Employees of Seller hired by Buyer for years of service with Seller for purposes of the vesting requirements of Buyer's 401K plan provided benefits accrued under Seller's 401K plan are transferred to Buyer's plan.

		(g) 	Seller shall be responsible for payments for
accrued vacation not taken by an Employee prior to the Closing Date and for timely payment as required by law of all wages, salaries, bonuses, if any, and other compensation with respect to service completed on or prior to the Closing Date. Seller shall offer Employees who accept employment with Buyer the option to receive cash or to transfer to Buyer their accrued vacation days or fractions thereof earned but unused while employed by Seller. In the event any Employee elects to receive cash upon employment by Buyer, Seller shall make a cash payment to such Employee within ten
(10) days after the Closing Date or earlier if required by law. In the event any such Employee elects to have his or her accrued vacation transferred upon employment by Buyer, Buyer shall give such Employee credit after the Closing Date for the same number of vacation days or fractions thereof he or she has accrued with Seller as of the Closing Date. For purposes of this Section
5.1(g), personal choice days or fractions thereof will be treated as vacation days. In the event Employees elect to have their accrued vacation carried over to Buyer, the amount equal to the net cash value of each such Employee's accrued vacation before payroll deductions will be treated as an Accrued Expense on the Final Closing Statement.

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

		(h) 	Seller shall retain the responsibility for payment
of all medical, dental, health and disability claims incurred by any Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. On or after the Closing
Date, all medical, dental, health and disability claims incurred by Employees in Buyer's employ shall be determined under Buyer's benefit plans.

		(i) 	Seller shall be responsible for providing any
Employee whose "qualifying event," within the meaning of Section 4980B(f) of the IRC, occurs on or prior to the Closing Date (and such Employee's ''qualified beneficiaries" are within the meaning of Section 4980B(f) of the IRC) with the continuation of group health coverage required by Section 4980B(f) of the IRC under the terms of the health plan maintained by Seller. Buyer shall be responsible for such continuation coverage to any Employee in Buyer's employ (and each Employee's qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.

		(j) 	Seller agrees that it shall retain, consistent with
its normal employment practices, all liability and obligation, if any (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits), for those former employees of the Branches who retired or terminated employment prior to the Closing Date or who otherwise do not become employees of Buyer.

		(k)	In the event the transaction contemplated by this
Agreement is not consummated, Buyer agrees not to employ any Employee for a period of one (1) year following the date of termination of this Agreement. This provision shall survive any termination of this Agreement.

		(i) 	Buyer shall be responsible for advising Employees
of the details of any offers and terms of employment, and answering any questions relating thereto, but Seller shall be allowed to review and promptly approve any communication that refers to any of Seller's benefits or policies prior to its distribution.

                                  ARTICLE 6
                            Additional Covenants

		6.1 	Seller's Covenants.  Seller agrees to:


		(a) 	In addition to required deliveries hereunder, use
reasonable efforts to sign and deliver to Buyer such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

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

		(b) 	Cooperate with Buyer in obtaining all governmental
and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement;

		(c)	Seller shall promptly, but in no event later than
ten (10) business days after receipt of a request by Buyer, furnish
Buyer with all information concerning Seller required for inclusion in any application or statement to be made by Buyer or to be filed by Buyer with any governmental body in connection with the transactions contemplate by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading;

		(d)	Remove all signage from the Branches at the expense
of Seller on or before the Closing Date or within seventy-two (72) hours thereafter, it being understood that Buyer shall be responsible for installation of its signage at its expense on or after the Closing Date;

		(e) 	During the period from the date hereof until the
Closing or the earlier termination of this Agreement, and except as expressly permitted by this Agreement or otherwise consented to or approved by Buyer in writing (such consent or approval not to be unreasonably withheld):

			(i) 	Not permit the Branches to incur any material
liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise) including without limitation any obligation for borrowed money or evidenced by any note, bond, debenture or similar instrument, except for (a) such liabilities or obligations not exceeding $5,000 individually or $10,000 in the aggregate per Branch, (b) deposit liabilities incurred in the ordinary course of business pursuant to Seller' s customary rate schedules, and (c) other liabilities and obligations incurred in the ordinary course of business;

			(ii) 	Not sell, transfer, mortgage, encumber or
otherwise dispose of any of the Assets except for the disposition of Assets (other than the Real Estate, Real Estate Improvements or Leasehold Improvements) in the ordinary course of business or as contemplated in Schedule 6.1(e)(ii);

			(iii)	Except as provided in Article 8, not cause or
solicit any of Seller's customers to cause the transfer from the Branches to Seller's other operations of any deposits of the type included in the Liabilities, provided, however, that Seller may transfer deposits to Seller's other branches or offices upon request of the depositors;

			(iv) 	Not make any capital commitments with respect
to the Real Estate, Real Estate Improvements, and the Leasehold
Improvements except capital commitments made in the ordinary course of business not exceeding $5,000 per Branch in the aggregate;
provided that Seller can make any emergency repairs required to restore any Branch to a safe operating condition;

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

			(v) 	Maintain the Real Estate, the Real Estate
Improvements, the Leasehold Improvements, and the Furniture,
Fixtures and Equipment substantially in accordance with its normal practices, and keep such property in its present condition, ordinary wear and tear excepted;

			(vi) 	Operate the Branches and the business thereof
in the ordinary course and use reasonable efforts prior to Closing to preserve for the benefit of Buyer after the Closing its business, goodwill and relationships with customers and suppliers;

			(vii)	 Upon prior reasonable notice, provide to
Buyer reasonable access during normal business hours to and the opportunity to review and inspect the Real Estate, the Real Estate Improvements, the Leasehold Improvements, the Furniture, Fixtures and Equipment, and the Records (including without limitation any review Buyer elects to conduct pursuant to Section 6.5); furnish to Buyer such reports and compilations pertaining thereto as Buyer shall reasonably request from time to time (provided that Seller shall have no obligation to assemble any new reports or compilations not already prepared in the ordinary course of Seller's business); and furnish to Buyer such other information within Seller's possession pertaining to the Assets and the Liabilities and the business of the Branches as Buyer may reasonably request. In no event, however, will Seller be obligated to incur any fees or expenses (including accounting or other professional fees) other than the indirect costs associated with the employment of Seller's existing employees in connection with the furnishing of any such information or reports. In addition, Seller shall provide Buyer reasonable access to the Branches for a mutually agreeable period of time preceding the Closing Date for the purpose of installing teller terminals and other equipment.
Buyer agrees to cause the installation of such equipment to be effected in a manner intended to minimize disruption to the operations of the Branches;

			(viii) 	Not enter into any service, maintenance
or other contract or any equipment lease, relating to the operations of the Branches for which Buyer shall have any responsibility after the Closing;

			(ix)	Not introduce any new material method of
management or operation of the Branches;

			(x)	Not take any action that may result in a
material adverse change in the business of the Branches or the Assets;

			(xi)	Not take or fail to take any action that would
cause or permit the representations made in Section 7.1 to be inaccurate at the time of the Closing or preclude Seller from making such representations and warranties at the time of the Closing; or

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

			(xii)	Except in the ordinary course of business, not
make any material modifications, including, but not limited to, any changes in collateral, repayment terms or interest rates, to any of the Assets or Liabilities.

		(e)	Seller shall promptly, but in no event later than
thirty (30) days after the date of this Agreement, unless delayed by Buyer, file or cause to be filed applications for all regulatory approvals required to be obtained by Seller in connection with the transactions contemplated hereby. Seller shall use its best efforts to obtain such regulatory approvals at the earliest practicable time.

		(f)	If prearranged in advance, Seller shall provide one
designee of Buyer (the "Designee") with full access to the properties, books and records of the Branches. Seller shall provide the Designee with invitations to and allow the Designee to attend committee meetings of the Branches and generally to participate in Branch functions, except that the Designee shall not interact with customers of the Branch. The Designee may hold himself or herself out to the public as a representative of Buyer.

		(g)	Seller shall furnish Buyer with financial
statements as of each month end until the Closing Date for the Branches.

		(h)	Seller shall promptly notify Buyer in writing if
Seller becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Seller's failure to comply with any covenant, condition or agreement contained in this Agreement, (ii) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against Seller or affecting the Branches, if such litigation or potential litigation might, in the event of any unfavorable outcome, otherwise, of the Branches,
(iii) any change that has occurred or has been threatened (or any development has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Seller that is or may reasonably be expected to have a material adverse effect on the Assets or the Liabilities.

		(i)	Unless advised to the contrary by Seller's legal
counsel based upon a threatened breach of fiduciary duty by Seller or its directors, Seller shall not, directly or indirectly, nor shall it permit any of its officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Assets or the Liabilities.

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

		(j)	Following receipt of all necessary regulatory
approvals for Buyer's purchase of the Assets from Seller, and upon the request of the Buyer, Seller shall assist Buyer in the transfer of all utilities relating to Seller's banking facilities into the name of the Buyer.

	6.2	Buyer's Covenants.   Buyer agrees to:

		(a) 	Use reasonable efforts to sign and deliver to
Seller such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

		(b) 	Promptly, but in no event later than thirty (30)
days of the date of this Agreement, file or cause to be filed applications to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the Office of the Comptroller of the Currency, and/or any other governmental entity having jurisdiction over the Branches or Buyer and pay all fees and expenses associated therewith) required to be fulfilled by Buyer for the completion of the transactions contemplated by this Agreement; promptly furnish Seller with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested; and use its best efforts to obtain all such regulatory approvals at the earliest practicable time;

		(c) 	Pay, honor, discharge and perform, in accordance
with applicable law, all liabilities and obligations in respect of the Assets and the Liabilities and any other liabilities of the Branches arising, accruing or subsisting after the Closing Date, which Buyer is obligated to assume pursuant to this Agreement, subject to applicable indemnification rights of Buyer;

		(d) 	Not use, keep or claim any registered or
unregistered trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, passbooks, checks, traveler's checks, cashier's checks, manager's checks or similar banking material of Seller or bearing Seller's name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller's prior consent following Closing, and then only if Seller's name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including without limitation operating manuals, training manuals and public relations, explanatory or advertising materials;

		(e) 	As of the Closing Date, become the "holder", as
that term is defined in the Texas Property Code (Tex.  Prop.  Code
Ann. 73.001), of all Assumed Deposits and safe deposit boxes that Buyer assumes under this Agreement. Buyer will be responsible for the escheat of any property for which it becomes the holder and that becomes abandoned during the calendar year in which the Closing occurs;

		(f) 	On and following the Closing Date, honor and comply
with the terms of all holds, levies, garnishments, tax liens, orders, pledges, guardianship agreements and other restrictions that are in effect on the Assumed Deposits as of the Closing Date;

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

		(g) 	On and following the Closing Date, assume and
discharge, in the usual course of banking business, Seller's obligations with respect to the safe deposit box business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and to maintain all records related to such agreements and facilities necessary for the use of such safe deposit boxes by persons entitled to use them;

		(h) 	Continue to operate or cause its assignee(s) to
operate each of the Branches at its current location for a period of ninety (90) days after the Closing Date (unless Buyer has provided Seller written confirmation from Buyer's appropriate federal banking agency that any earlier change in location by Buyer would be exempt from the notice and other requirements of 12 U.S.C.
 ss.1831r-1); and

		(i) 	Not take any actions that will injure Seller's
present business relations with its depositors, customers and others, and not, either before or after the Closing, commit any act, or in any way assist others to commit any act that injures
Seller or the business heretofore conducted by Seller, and, without limiting the generality of the foregoing, not divulge any confidential information or make available to any others any documents, files or other papers concerning the business or financial affairs of Seller.

	6.3 	Consents.  Seller shall use reasonable efforts to obtain
all nongovernmental consents required to transfer the Assets, the Leases and the Assumed Contracts to Buyer pursuant to this Agreement; provided, however, that Seller shall not be required to pay any additional compensation or fee to any person or entity to obtain such consent, and provided further that Buyer provides reasonable assistance to Seller to obtain such consent.

	6.4 	Notices.

		(a) 	In addition to required deliveries hereunder, no
later than five (5) days prior to the Closing Date (unless earlier required by law, regulation or regulatory policy), Seller shall notify the holders of Deposits to be transferred on the Closing
Date that, subject to Closing, Buyer will be assuming liability for such Deposits.

		(b) 	Each of Seller and Buyer will provide, or join in
providing where appropriate, all notices to holders of Deposits and other persons that Seller or Buyer, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

		(c) 	Following or concurrently with the notice referred
to in Section 6.4(a), Buyer may communicate with and deliver information, brochures, bulletins and other communications to holders of Deposits concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer.

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

		(d) 	A party proposing to send or publish any notice or
communication pursuant to Section 6.4(a), (b) or (c), shall furnish to the other party a copy of the proposed form of such notice or communication as soon as practicable in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers, and such party shall promptly amend such notice or other communication to incorporate any reasonable changes that the other party proposes to such notice or other communication. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer.

		(e) 	Following the giving of any notice referred to in
Section 6.4(a), (b) or (c), Seller shall deliver to each new customer of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Buyer's pending assumption of the Deposits and to comply with the requirements of any regulatory authority or applicable law. Buyer and Seller shall cooperate in determining the content of such notices to such new customers, and the cost of such notices shall be shared equally by Seller and Buyer.

	6.5 	Environmental Matters.

		(a) 	Seller has provided Buyer with a report or reports
reflecting the results of a Phase I and/or Phase II Environmental
Assessment (including an asbestos survey) performed on the Branches ("Seller's Assessments"). Buyer acknowledges that Buyer has the right and opportunity to conduct its own inspections and reviews of the Branches, Real Estate and Real Estate Improvements, and that
Buyer is not purchasing the Branches, Real Estate and Real Estate
Improvements in reliance upon Seller's Assessments or upon any representations or warranties of any kind whatsoever made by Seller
(or any representatives, agents or employees of Seller), except those made pursuant to this Agreement. Buyer will be responsible for the costs to remove or otherwise remediate any Hazardous
Materials the presence of which is disclosed in Seller's
Assessments, to the extent, if any, such removal or remediation, is required by law or otherwise determined by Buyer to be necessary or appropriate.

		(b) 	If Buyer elects to perform any additional
environmental assessments, Buyer shall, on or before the forty-fifth (45th) day after the date of this Agreement, (i) complete all further environmental surveys of the Branches that Buyer wishes to conduct, (ii) furnish to Seller a copy of all reports received by Buyer with respect to any environmental surveys of the Branches conducted by or on behalf of Buyer (the "Buyer's Assessments"),
(iii) make a determination (as shown by reliable estimates contained in Buyer' s Assessments or by competitive bid) of the costs to remediate any additional Hazardous Materials not disclosed in Seller's Assessments (the "Estimated Costs"), and (iv) provide notice to Seller of the Estimated Costs. The date by which all of the events in the preceding sentence shall have occurred is hereinafter referred to as the "Environmental Determination Date." All of Buyer's Assessments shall be conducted at Buyer's sole cost and expense, and Seller shall cooperate in the performance of any such assessments, provided that such assessments are (i) conducted at a mutually agreeable date and time after at least three (3) Business Days' prior notice to Seller by Buyer, and (ii) accomplished in a manner intended to minimize disruption to the operations of the Branches.

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

		(c) 	If any of Buyer's Assessments reveal or indicate
the actual presence of any Hazardous Material on, under or within the Real Estate or Real Estate Improvements not disclosed in Seller's Assessments that requires remediation under any Environmental Law, and remediation is possible, then the parties agree to share equally in the costs, actually incurred and properly documented within one year from the Closing Date, to remediate any additional Hazardous Materials not disclosed in Seller's
Assessments (the "Actual Costs"); provided, however that the maximum amount of Actual Costs payable by Seller hereunder with respect to any Branch shall not exceed $10,000, unless Seller otherwise agrees in writing. Notwithstanding the foregoing, if the Estimated Costs exceed $20,000 for any Branch, Buyer may terminate its obligation to purchase such Branch's Real Estate and any Real
Estate Improvements, or Seller may terminate its obligation to sell such Branch's Real Estate and any Real Estate Improvements, by delivering written notice to the other party within fifteen (15) days after the Environmental Determination Date unless, within a period of (15) days after receipt of such written notice, such other party agrees in writing to be responsible for the amount by which the Estimated Costs for such Branch exceed $20,000, in which instance Seller's and Buyer's respective obligations to purchase and sell the Real Estate and any Real Estate Improvements shall not terminate. In the event Buyer's obligation to purchase any of the Real Estate is terminated as hereinabove provided, Seller shall thereupon have a right exercisable within ten (10) days following such termination to terminate this Agreement by written notice to Buyer. In the event Seller elects to be responsible for the Estimated Costs in excess of $20,000 for any Branch, Seller's liability for such excess costs shall be limited to the lesser of
(i) the amount of the Actual Costs in excess of $20,000 or (ii) the amount of the Estimated Costs in excess of $20,000.
Notwithstanding the commencement of remediation procedures as provided hereunder, in the event that all other conditions to the Closing set forth in Article 9 are satisfied or waived, the parties shall consummate the Closing as contemplated hereunder. The provisions of this Section 6.5 shall exclusively govern the obligations of the parties to this Agreement with respect to Hazardous Materials.

	6.6	IRA Deposits and Keogh Accounts.  Seller will deliver to
Buyer on the Closing Date all of the documents in Seller's possession governing each IRA Deposit and Keogh Account that is included in the Assumed Deposits. Seller will prepare and file all reports to government authorities required to be filed for the period ending on the Closing Date and all prior periods (except for filing IRS Form 1099's for the calendar year in which the Closing occurs, for which filings Buyer will be responsible pursuant to
Section 6.7 (a) and (b)). Buyer will be responsible for all such reporting for periods commencing on the day after the Closing.

	6.7 	Interest Reporting and Withholding.

		(a) 	Except as set forth in Section 6.7(b), for the
period from January 1 of the year in which the Closing occurs through the Closing Date, Seller will provide all information necessary for Buyer to report to applicable taxing authorities and owners of Assumed Deposits transferred on the Closing Date, all interest credited to, withheld from and any early withdrawal

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

penalties imposed upon the Assumed Deposits during such period (collectively, the "Reported Amounts"). With respect to all periods beginning on or after January 1 of the year in which the Closing occurs, Buyer will report all Reported Amounts to applicable taxing authorities and owners of Assumed Deposits transferred on the Closing Date.

		(b) 	With respect to any Accounts for which amounts are
required by any governmental agency to be withheld (the
"Withholding Accounts")

	Seller will: (i) for the period from January 1 of the year in which the Closing occurs through the Closing Date, report all Reported Amounts incurred during such period on the Withholding Accounts to applicable taxing authorities and to the owners of the Withholding Accounts; and (ii) withhold any amounts required by any governmental agencies to be withheld from the Withholding Accounts on or before the Closing Date in accordance with applicable law or appropriate notice from any governmental agency and remit such amounts to the appropriate agency on or prior to the applicable due date.

	Buyer will: (i) for the period from the day after the Closing Date to the end of the calendar year (and all periods thereafter), report all Reported Amounts incurred during such period on the Withholding Accounts to applicable taxing authorities and to the owners of the Withholding Accounts; and (ii) withhold any amounts required by any governmental agencies to be withheld from the Withholding Accounts after the Closing Date in accordance with applicable law or appropriate notice from any governmental agency and remit such amounts to the appropriate agency on or prior to the applicable due date.

		(c) 	Buyer shall report to applicable authorities and
the borrowers of the Branch Loans all interest paid on such loans for the year in which such loans are acquired by Buyer.

		(d)	Seller shall make such reports for the period from
January 1 of the year in which the Closing occurs through the Closing Date.


                                ARTICLE 7
                     Representations and Warranties


	7.1 	Seller's Representations and Warranties.  Seller
represents and warrants to Buyer that, as of the date of this Agreement (or, as to any information specified in a schedule to have been compiled as of some earlier date, as of such earlier date):

		(a) 	Seller is a national banking association, duly
organized and in good standing under the laws of the United States of America;

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

		(b) 	Seller has the requisite power and authority to
execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, Seller, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

		(c) 	The execution, delivery and performance by Seller
of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, violate or conflict with the charter or bylaws of Seller, or any law or regulation currently applicable to Seller, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which Seller is a party or by which it is bound, or require any filing by Seller with, or authorization, approval, consent or other action with respect to Seller by, any governmental agency except such as have been made or obtained and are in full force and effect or as identified in this Agreement;

		(d) 	Upon payment by Buyer of the amounts specified in
Articles 2 and 3 in the manner and at the times provided therein, Buyer will acquire good and indefeasible title to or a valid leasehold interest in the Real Estate and valid title to or a valid leasehold interest in the other Assets, free and clear of any lien, charge, encumbrance, option or adverse claim except as set forth in
Schedule 7.1(i);

		(e) 	Schedule 4.9 sets forth a list of all contracts,
agreements, and other obligations to which Seller is a signatory that relate specifically to the operation of the Branches (other than those relating to the Deposits, the safe deposit box contracts with customers or as listed in Schedule 7.l(j)), including without limitation, service contracts, maintenance contracts, consulting contracts, agency agreements and licensing agreements (but excluding contracts that relate to Seller's bank operations generally and that are not being assumed by Buyer);

		(f) 	Except as set forth in Schedule 7.1(f): there is no
litigation, claim, action, suit or proceeding pending, or to Seller's Knowledge, threatened, that, if adversely determined, would materially and adversely affect the use of the Assets or the Liabilities, would constitute a material lien or encumbrance on the Assets or prohibit consummation of the transactions contemplated by this Agreement;

		(g) 	Seller has provided Buyer separately a list with
the names of all Employees as of the date specified thereon and states for each such individual his or her position, dates of employment with Seller, years of service and present compensation;

		(h) 	Seller has not paid or agreed to pay any fee or
commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. Except as expressly provided herein, Buyer shall not have

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

any responsibility or liability for any fees, expenses or commissions payable to any person, firm or corporation in connection with this Agreement or the transactions contemplated hereby, insofar as any such claim is alleged to be based upon any conversation or contract with Seller;

		(i) 	Seller has valid title to all of the Assets, which
are free and clear of all Liens except as set forth in Schedule
7.l(i) . Except as set forth in Schedule 7.l(i), no person or entity other than Seller has any right, title or interest in and to any of the Assets;

		(j) 	Schedule 7.l(j) contains an accurate and complete
list of all Leases, if any. True and correct copies of all Leases referred to in Schedule 7.1 (j) have been provided to Buyer.
Seller has good and valid leasehold interests in the Assets held by it under such Leases. No waiver, indulgence or postponement of Seller's obligations under any such Lease has been granted by the lessor or of the lessor's obligations thereunder by Seller. Seller is not in breach of or in default under any such Lease, and no event has occurred and no condition exists that (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under any such Lease, and Seller has not received any notice from, or given any notice to, the lessor indicating that Seller or the lessor is in breach of or in default under such Lease. To Seller's Knowledge, none of the lessors under such Leases is in breach thereof or in default thereunder. Seller has full right and power to occupy or possess, as the case may be, all the property covered by each such Lease. No brokerage or leasing commissions are due or payable by Seller with respect to any Lease;

		(k) 	Schedule 7.1(k) contains an accurate and complete
description of all Real Estate. Seller has received no notice of, or is not otherwise aware of, any proposed condemnation or eminent domain proceeding with respect to the Real Estate or any portion thereof; and

		(l)	Since the date of the financial statements, Seller
has conducted its business at the Branch only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

			(i)	Incurred any obligation or liability,
absolute, accrued, contingent or otherwise, whether due or to become due;

			(ii)	Mortgaged, pledged or subjected to lien,
charge, security interest or any other encumbrance or restriction any of the Assets;

			(iii)	Sold, transferred, leased to others or
otherwise disposed of any of the Assets;

			(iv)	Terminated, canceled or surrendered, or
received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse affect on the Assets;

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

			(v)	Suffered any change, event or condition that,
in any case or in the aggregate, has had or may have a materially adverse effect on the Assets or the Liabilities;

			(vi)	Entered into any agreement or made any
commitment to take any of the types of action described in the subsections (i) through (v) above;

		(m)	Except as disclosed in the representations and
warranties made hereunder, there has been no material adverse change nor any event or condition that has had, nor has a reasonable possibility of having in the future, a material adverse change, financial or otherwise, in the Assets of Liabilities since the date of the Financial Statements;

		(n)	The books and records of the Branch of Seller have
been kept accurately in the ordinary course of business, the transactions entered therein present bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books and records;

		(o)	Except as disclosed in writing to Buyer, all
reports, records, and other documents or information involving any of the Assets or the Liabilities or the operation of the Branch that are required to be filed by Seller with any regulatory authority have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct; and

		(p)	No representation or warranty by Seller contained
in this Agreement, and no statement made by Seller contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

	7.2 	Buyer's Representations and Warranties.  Buyer
represents and warrants to Seller that, as of the date of this
Agreement:

		(a) 	Buyer is a national banking association, duly
established and in good standing under the laws of the United
States;

		(b) 	Subject to the satisfaction of any applicable
governmental or regulatory requirements referred to in Section 6.2(b), Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, Buyer, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies;

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

		(c) 	Subject to the satisfaction of any applicable
governmental or regulatory requirements referred to in Section 6.2(b), the execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, violate or conflict with the articles of association or bylaws of Buyer, or any law or regulation currently applicable to Buyer, or any agreement or instrument, or currently applicable award, order, judgment or decree to which Buyer is a party or by which it is bound or require any prior filing by Buyer with, or authorization, approval, consent or other action with respect to Buyer by, any governmental or regulatory agency, except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing;

		(d)	Except as set forth in Schedule 7.2(d), there is no
litigation, claim, action, suit or proceeding pending or, to the knowledge of Buyer, threatened, which would cause a material adverse change in Buyer's business or financial condition or prohibit consummation of the transactions contemplated hereunder;

		(e) 	Buyer has not paid or agreed to pay any fee or
commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, except for fees or commissions for which Buyer is solely responsible for payment. Except as expressly provided herein, Seller shall not have any responsibility or liability for any fees, expenses or commissions payable to any person, firm or corporation in connection with this Agreement or the transactions contemplated hereby, insofar as any such claim is alleged to be based upon any conversation or contract with Buyer;

		(f) 	Buyer has not received written notice from any
governmental or regulatory authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement;

		(g) 	Buyer satisfies each and all of the standards and
requirements lawfully within the control of Buyer of which it is aware (and, as of the Closing Date, will satisfy each and all of the standards and requirements lawfully within the control of Buyer) imposed as a condition to obtaining or necessary to comply with and in order to obtain any of the governmental or regulatory approvals referred to in Section 6.2(b) of this Agreement;
provided, however, nothing contained herein shall be deemed to require Buyer to dispose of any of its assets or to undertake any other action that is not otherwise contemplated by this Agreement that would result in a material change in Buyer's business or the conduct of Buyer's business;

		(h) 	At its most recent regulatory evaluation of Buyer's
performance under the Community Reinvestment Act (the "CRA"),
Buyer's record of performance was deemed to be "outstanding" or "satisfactory," and no proceedings are pending or, to the knowledge of Buyer, threatened, that would result in a change in such evaluation. Buyer has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA;
and

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

		(i) 	Buyer has not received a deficiency notification
letter from its primary federal banking agency related to its compliance with all Interagency Statements issued by the Federal
Financial Institutions Examination Council related to the Year 2000 problem (the "Y2K Guidance"), and Buyer has no knowledge of any deficiency identified by its primary federal banking agency related to its compliance with the Y2K Guidance.

                                   ARTICLE 8
                                Understandings


	Buyer and Seller understand and agree as follows:

	8.1 	Depositors' Rights.  All transfers to Buyer of the
Deposits included among the Liabilities are subject to the individual depositors' continuing rights to withdraw, and Seller makes no representation or warranty to the Buyer concerning the continuing maintenance of such deposits at the Branches.

	8.2 	Unclaimed Property.  If Seller has opened any safe
deposit boxes, inventoried the contents, and is holding the contents in safekeeping in preparation for escheat to the State of Texas, Seller shall remove any and all such contents from the Branches prior to the Closing Date.

	8.3 	Head Office Accounts.  Schedule 8.3 sets forth certain
Deposits at the Branches that have been designated by Seller as "Head Office Accounts", with the amount of such Deposits as of the date specified thereon. Seller may remove from the Branches any and all Head Office Accounts, provided that any Head Office
Accounts so removed shall not be included in the Assumed Deposits.

	8.4 	Limitation of Warranties.  Except as may be expressly
represented or warranted by Seller in this Agreement or any agreement or document contemplated hereby, Seller makes no representation or warranties whatsoever with regard to any Asset, any Liability or the business or operations of any of the Branches, it being expressly understood that such Assets and Liabilities are being transferred AS IS, WHERE IS, WITHOUT RECOURSE, WITH ALL
FAULTS AND WITH NO WARRANTIES OTHER THAN AS EXPRESSLY PROVIDED HEREIN. Buyer agrees that it is relying solely upon its judgment, after such investigation and inspection as it deems necessary or appropriate, as to the quality, condition, fitness and value of the Assets, and Seller hereby disclaims any representations or warranties made by Seller as to their condition or value except those made pursuant to Section 7.1 of this Agreement.

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

                                    ARTICLE 9
                           Conditions to the Closing


	9.1 	Seller's Conditions.  The obligations of Seller to
consummate the transactions contemplated hereunder to be consummated at the Closing shall be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

		(a) 	Buyer shall have complied in all material respects
with each of its covenants and agreements contained herein to be performed on or prior to the Closing Date, and each of the representations and warranties of Buyer in Section 7.2 hereof shall be true and correct in all material respects as if made at and as of the Closing Date;

		(b) 	Buyer shall have delivered to Seller a duly
authorized and signed officer's certificate, dated as of the Closing Date, certifying as to the matters specified in Section
9.1(a);

		(c) 	All consents, approvals and authorizations required
to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that Seller in good faith determines to be materially burdensome upon the business of Seller or upon the consummation of the transactions contemplated hereby; and

		(d) 	There shall not be in effect any nonappealable
final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding.

		(e)	There shall not have been any decrease by more than
ten percent (10%) in the aggregate deposits of the Branches from the date of this Agreement to the Closing Date and there shall not have been any increase by more than 100 basis points in the average cost of the Deposits.

	9.2 	Buyer's Conditions.  The obligations of Buyer to
consummate the transactions contemplated hereunder to be

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

consummated at the Closing shall be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

		(a) 	Seller shall have complied in all material respects
with each of its covenants and agreements herein to be performed at or prior to the Closing Date and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as if made at and as of the Closing Date, except to the extent of changes that have occurred prior to Closing that are consistent with the provisions of Section
6.1(e);

		(b) 	Seller shall have delivered to Buyer a duly
authorized and signed officer's certificate, dated as of the Closing Date, certifying as to the matters specified in Section
9.2(a);

		(c) 	All consents, approvals and authorizations required
to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a material adverse effect on the business of the Branches or Buyer, or on the consummation of the transactions contemplated hereby;

		(d) 	There shall not be in effect any nonappealable
final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding; and

		(e)	There shall not have been any decrease by more than
ten percent (10%) in the aggregate deposits of the Branches from the date of this Agreement to the Closing Date and there shall not have been any increase by more than 100 basis points in the average cost of the Deposits.

                                 ARTICLE 10
                                Termination


	10.1 	Events of Termination.  This Agreement may be terminated
at any time prior to Closing:

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
		(a) 	By the mutual written agreement of Seller and
Buyer;

		(b) 	By Seller or Buyer in the event that the Closing
has not occurred by December 31, 1998, or such other date as Seller and Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

		(c) 	By Seller or Buyer if consummation of the
transactions contemplated hereby would violate any non appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

		(d) 	By Seller or Buyer, in the event of a material
breach by the other of any representation, warranty or agreement contained herein that is not cured or cannot be cured within thirty
(30) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 10.1(d) shall not relieve the breaching party of liability for such breach or otherwise; or

		(e) 	By Seller in the event that

			(i) 	at the expiration of thirty (30) days after
the date of this Agreement, Buyer has failed to file substantially complete applications requesting approval of the transactions contemplated by this Agreement with all Buyer's Regulatory
Agencies; or

			(ii)	at the expiration of sixty (60) days after the
date of this Agreement, any of Buyer's Regulatory Agencies has failed to accept Buyer's application pending before such agency as informationally complete; or

			(iii)	 at the expiration of one hundred fifty (150)
days after the date of this Agreement, any of Buyer's Regulatory
Agencies has failed to issue formal approval of Buyer's application;

			(iv) 	Buyer's application is disapproved by any of
Buyer' s Regulatory Agencies; or

			(v)	Any of the events occur otherwise affording
Seller a right to terminate this Agreement pursuant to the provisions of Section 2.2, Section 4.9, Section 4.11, or Section
6.5(c) hereof.

		Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give notice of such termination to the other party in accordance with Section 13.1.

		(f)	By Buyer in the event that any material adverse
changes have occurred in the financial condition or prospects of any of the Branches.

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

		(g)	By Buyer within twenty-one (21) days after the date
of this Agreement if Buyer's preliminary due diligence investigations of the Branches shall not be satisfactory in Buyer's sole discretion or if Buyer's Board of Directors shall have failed to finalize, approve and authorize this Agreement following completion of such preliminary due diligence investigations.

	10.2 	Liability for Termination.  If this Agreement is
terminated as permitted by Section 10.1, except as provided in
Section 10.1(d), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except that if such termination shall result from the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties as a result of such failure or breach.

	10.3 	Procedures Upon Termination.  In the event of
termination pursuant to the terms of this Agreement, and except as otherwise stated herein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

		(a)	Each party will return all documents, work papers
and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

		(b) 	All information received by either party thereto
with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

                                ARTICLE 11
                        Survival, Indemnification


	11.1 	Survival.  The covenants, agreements, representations
and warranties of the parties hereto made, contained in or to be performed pursuant to this Agreement shall survive Closing until six (6) months after the Closing Date, except for the provisions of
Article 5 and Article 12, Section 12.l, and Buyer's right of reimbursement for Actual Costs pursuant to Section 6.5(c), which shall survive such date. Notwithstanding the preceding sentence, any covenant, agreement, representation, warranty or claim in respect of which indemnity may be sought under Sections 11.2 or
11.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the claim, inaccuracy or breach giving rise to such right to indemnify shall have been given to the party against whom such indemnity may be

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

sought prior to such time. After Closing, the sole and exclusive remedy of Buyer and Seller for any breach of any covenant or agreement or inaccuracy of any such representation or warranty by Seller or Buyer shall be the indemnities contained in Sections 11.2 and 11.3, respectively. The indemnities contained in Sections 11.2(iii) and 11.3(iii) shall survive Closing until the first anniversary date thereof. The indemnities contained in Sections 11.2(i) and (ii) and 11.3(i) and (ii) shall not terminate but shall survive Closing without any limitation as to duration.


	11.2 	Seller's Indemnity.  Seller hereby indemnifies Buyer
against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against Buyer) demanded, claimed or threatened in writing against Buyer or incurred or suffered by Buyer arising out of (i) ownership or operation of the Branches or their respective business and properties prior to Closing, but excluding all Liabilities assumed by Buyer pursuant to this Agreement and any damage, loss, liability or expense resulting from actions taken by Seller at the written direction of Buyer; and (ii) all Non-Assumed Liabilities and (iii) any misrepresentation or breach of warranty covenant or agreement made, contained in or to be performed by Seller under this
Agreement.   Any direct claim by Buyer against Seller, as
distinguished from a claim against Buyer by a third party, shall be
settled by arbitration pursuant to Section 11.4.   Seller shall not
be liable under this Section 11.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Buyer agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of that indemnity may be sought hereunder. Seller may, and at the request of Buyer shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

	11.3 	Buyer's Indemnity.  Buyer hereby indemnifies Seller
against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against Seller) demanded, claimed or threatened in writing against Seller or incurred or suffered by Seller arising out of (i) ownership or operation of the Branches or their respective business and properties after Closing (except as to such damage, liability, loss or expense resulting from actions taken by Buyer at the written direction of Seller); and (ii) all Liabilities (which term excludes Non-Assumed Liabilities) and (iii) any misrepresentation or breach of warranty covenant or agreement made, contained in or to be performed by Buyer under this Agreement. Any direct claim by Seller against Buyer, as distinguished from a claim against Seller by a third party, shall be settled by arbitration pursuant to
Section 11.4. Buyer shall not be liable under this Section 11.3 for any settlement effected by Seller without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be
sought hereunder.   Seller agrees to give prompt notice to Buyer of
the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Buyer may, and at the request of Seller shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

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

	11.4 	Arbitration.

		(a) 	Any controversy or claim between Buyer and Seller
arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including, but not limited to, a claim based on or arising from an alleged tort, will, at the request of any party, be determined by arbitration in accordance with the United States Arbitration Act
(Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The AAA will be instructed by either or both parties to prepare a list of proposed arbitrators.
Within ten (10) days of receipt of the list, each party may strike one name from the list. The AAA will then appoint one arbitrator from the name(s) remaining on the list. The arbitration will be conducted in Fort Worth, Texas. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The award rendered by the arbitrator shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

		(b) 	In any arbitration proceeding, the arbitrator is
authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expense of in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

	11.5 	Limit on Indemnities.

		(a) 	Notwithstanding any other provision hereof, an
indemnifying party shall not be liable under this Article 11 for any losses sustained by the indemnified party unless and until the aggregate amount of all such losses sustained by the indemnified party shall exceed $100,000 in the aggregate, in which event the indemnifying party shall be liable only for such losses in excess of $100,000. An indemnifying party shall not be liable under this
Article 11 for any settlement effected by the other party, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder. In no event shall the losses for which an indemnifying party may be liable hereunder exceed the amount of the Initial Base Amount. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS OF THE INDEMNIFIED PARTY THAT THE INDEMNIFIED PARTY MAY SUFFER.

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

		(b) 	Each party' s right to indemnification under this
Article 11 shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by such party of any right to any such monetary award from the indemnifying party.

                                  ARTICLE 12
                          Tax and Related Matters


	12.1 	Obligations.  Buyer shall pay, and shall indemnify
Seller for, any sales tax, use tax, deed tax or property transfer tax imposed on the sale or transfer of the Assets or the Liabilities or any part thereof.

	12.2 	Access to Information.  For the applicable period
required by law, Seller and Buyer shall have a right to have reasonable access to and to copy all of the records of the other party relevant to the Assets and the Liabilities and necessary for the preparation of the income tax returns, employee tax returns, employee reports, employee benefits calculations, customary accounting functions and other similar bona fide purposes. Additionally, Buyer and Seller each agree to make available to the other party, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with an investigation or the preparation of or participation in a defense, negotiation or settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct or interest of such other party.

                                ARTICLE 13
                               Miscellaneous


	13.1 	Notices.  Notices and legal process to be delivered to
or served upon either party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by telegraph, telex or facsimile transmission, or the day after being sent from within the continental United States by overnight delivery or courier service, or three (3) days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

		If to Seller:

		Surety Bank, N.A.
		1845 Precinct Line Rd., Suite 100
		Hurst, TX 76054
		Attn: Bobby W. Hackler
		Fax: 817/498-0647
		E-Mail: bhackler@sry.com

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

		With a copy to:

		Margaret E. Holland
		Tracy & Holland, L.L.P.
		306 W. 7th Street, Suite 500
		Fort Worth, TX 76102-4982
		Fax: 817/332-3140
		E-Mail: meh@tracyholland.com

		If to Buyer:

		Commercial Bank of Texas, N.A.
		215 East Main
		Nacogdoches, TX 75961
		Attn: Thomas W. Ellison
		Fax: 409/569-1868
		E-Mail: tellison@cbtx.com

		and to

		Ford & Ferraro, L.L.P.
		98 San Jacinto Blvd., Suite 2000
		Austin, TX 78759
		Attn: Joseph M. Ford
		Fax: 512/477-5267
		E-Mail: joe@fordlaw.com

or to such other authorized agent or address as either party may hereafter select by written notice to the other party.

	13.2 	Public Notice.  All written notices to third parties
(including customers of the Branches but excluding requests for consent or approval of regulatory agencies, contractors, and other third parties) and all public announcements and press releases concerning the transactions contemplated by this Agreement made prior to Closing shall be jointly planned and coordinated by Buyer and Seller. Neither party shall act unilaterally in this regard without the prior approval of the other party, which shall not be unreasonably withheld or delayed; provided, however, that in the event that a party reasonably concludes that a public announcement or release is required by applicable law and the parties cannot reach agreement upon a mutually acceptable release, the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement.

	13.3 	Assignment.  This Agreement shall bind and inure to the
benefit of the parties hereto and their respective successors and assigns; provided, however, that Buyer shall not assign this Agreement or any of the rights, duties, or obligations of Buyer

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

hereunder, including without limitation any right, title or interest in any one or more of the Assets until all amounts owed by Buyer under Articles 2 and 3 hereof have been paid in full, unless Buyer shall have obtained the prior written consent of Seller.

	13.4 	Time.  Time is of the essence for all purposes with
respect to this Agreement.

	13.5 	Expenses.  Except as otherwise expressly provided
herein, Buyer and Seller shall each bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

	13.6 	Communications.  If for any reason any payment or
communication to which one party is entitled is received by the other party hereto, the receiving party shall promptly forward such payment or communication to the other party.

	13.7 	Entire Agreement.  This Agreement embodies the entire
agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

	13.8 	Amendment.  Neither this Agreement nor any provision
hereof may be changed, waived, discharged or terminated orally.
Any such change, waiver, discharge or termination may be effected only by an instrument in writing signed by the party against that enforcement of such change, waiver, discharge or termination is sought.

	13.9 	Governing Law, Severability.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Texas. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

	13.10	Waiver.  No delay or omission to exercise any right,
power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.


	13.11	Third Party Rights. Other than the provisions of Article
5, nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective successors and

                                      -43-
PAGE
assigns; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person to any party to this Agreement nor shall any provision hereof give any third person any right of subrogation or action over any party to this Agreement.

	13.12	Rules of Construction.  All sections referred to herein
are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense.

	13.13	Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

	13.14	Confidential Information.  Except as may be required by
applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.2(b), Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from each other or any other party. In any filings that may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.2 (b), Seller and Buyer will request confidential treatment of this Agreement, including the Exhibits and Schedules hereto, and the amount of the Purchase
Premium and will consult with the other party hereto prior to the disclosure of this Agreement, the Exhibits or the Schedules or the amount of the Purchase Premium in the event such request is denied. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term
"information" does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was properly or legally available on a nonconfidential basis from a source other than Seller or Buyer or
(c) was independently acquired or developed without violating any laws or obligations under this Agreement.

	13.15 Confidentiality. Upon any termination of the Agreement, the provision of that certain Mutual Non-Disclosure
Agreement dated June 9, 1998, between Buyer and Seller will continue in effect.

                                      -44-
PAGE

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

                                         SELLER:

                                         SURETY BANK, N.A.



                                         By: /s/ Bobby W. Hackler
                                         Name: Bobby W. Hackler
                                         Title: President

                                         BUYER:

                                         COMMERCIAL BANK OF TEXAS, N.A.



                                         By: /s/ Thomas W. Ellison
                                         Name: Thomas W. Ellison
                                         Title: Chairman of the Board
                                                and President

                                      -45-
PAGE

                                  EXHIBIT "A"
                          FORM OF CLOSING STATEMENT

                                                    Preliminary          Agreed Upon           Final
                                                 Closing Statement       Adjustments     Closing Statement
                                                       as of                                   as of
                                                 __________, 199__                       __________, 199__


Liabilities Assumed
-------------------
(i)   Assumed Deposits                           $________________   $________________   $________________
      Accounts and Accrued Interest Thereon      $________________   $________________   $________________
      Savings Accounts, Time Deposits and
         Accrued Interest Thereon                $________________   $________________   $________________
      Overdrafts                                 $________________   $________________   $________________
      Total Assumed Deposits                     $________________   $________________   $________________
(ii)  Accrued Expenses                           $________________   $________________   $________________
(iii) Other                                      $________________   $________________   $________________

      SUBTOTAL                                   $________________   $________________   $________________
                                                  ----------------    ----------------    ----------------

Initial Base Amount
-------------------
(i)   Cash on Hand                               $________________   $________________   $________________
(ii)  Prepaid Expenses                           $________________   $________________   $________________
(iii) Branch Loans, including Principal and
         Accrued Interest Receivable             $________________   $________________   $________________
(iv)  Real Estate                                $________________   $________________   $________________
      Real Estate Improvements                   $________________   $________________   $________________
(v)   Leasehold Improvements                     $________________   $________________   $________________
(vi)  Furniture, Fixtures and Equipment          $________________   $________________   $________________
(vii) Purchase Premium                           $________________   $________________   $________________
(viii)Other                                      $________________   $________________   $________________

      SUBTOTAL                                   $________________   $________________   $________________
                                                  ----------------    ----------------    ----------------

Liabilities Assumed Less Initial Base Amount     $________________   $________________   $________________
                                                  ----------------    ----------------    ----------------

Less One Day of Interest due to Seller
Calculated at mean of the high and low
federal Funds Rate as of ______________,
199__ (______%)                                  $________________   $________________   $________________

Cash Transferred by Seller to Buyer              $________________   $________________   $________________
                                                  ----------------    ----------------    ----------------

Plus interest due to Seller (Buyer) calculated
at the mean of the high and low Federal Funds
Rate as of __________, 199__ (______%) for
interest from ___________, 199__ through
____________, 199__                                                  $________________

Cash transferred by Buyer to Seller/
    (Seller to Buyer)                                                $________________
                                                                      ----------------


PAGE

                                EXHIBIT "B"
                            RECORDS AGREEMENT


        THIS RECORDS AGREEMENT (this "Records Agreement") is entered into effective as of the _____ day of _______________, 1998, by and between Surety Bank, N.A., a national banking association
("Seller"), and Commercial Bank of Texas, N.A., a national banking association ("Buyer") (collectively, the "Parties," and individually, a "Party").

                                   RECITALS:

A.	Seller and Buyer entered into a Branch Purchase and
Assumption Agreement dated as of ________________ ___, 1998, (the "Agreement"), pursuant to which Seller has agreed to sell certain assets and to transfer certain liabilities to Buyer, and Buyer has agreed to purchase such assets and to assume such liabilities.

B.	The Parties wish to set forth their agreement as to the
cooperation needed to assist in retrieval of the records that will be retained by Seller concerning the Deposits processed prior to customer statements issued by Seller before the Closing Date (the "Retained Records").

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

        Section 1. Unless otherwise specifically defined herein, all of the terms used herein shall have the respective meanings set forth in the Agreement.

        Section 2. The Retained Records shall remain in the possession of Seller pursuant to the terms of this Records Agreement. The Retained Records shall be stored at one or more of Seller's on-site or off-site storage facilities as Seller may from time to time establish for the storage of its own records. The Retained Records shall be maintained as part of Seller's other records of which the Retained Records form a portion, and shall be afforded the same care and protection as Seller's other similar records. Seller shall retain the Retained Records and only dispose of such records pursuant to the normal retention guidelines of Seller as then in existence.

        Section 3. Seller agrees to provide research, retrieval, photocopying and delivery of copies of, or other information with respect to, the Retained Records. For and in consideration of such services, Buyer agrees to pay to Seller all costs of research,

PAGE
retrieval, photocopying and delivery of copies of, or other information with respect to, the Retained Records at the rate of $10.00 per hour and any portion thereof until thirty (30) days after the date of this Records Agreement, and $25.00 per hour and any portion thereof after such date.


        Section 4. Seller will send bills to Buyer on or before the tenth day of each calendar month after the date of this Agreement for research, retrieval and photocopying services that have been incurred during the previous calendar month. Such bills are due and payable upon receipt and will be deemed delinquent if not paid in full within thirty (30) days of receipt.

        Section 5. Research, retrieval and photocopying requests shall be processed in the following manner and shall be subject to the following additional terms and conditions:

		A.	Buyer shall furnish Seller with a written list of
personnel who are authorized to request research, retrieval and photocopying of Retained Records and the signatures of such personnel. Seller shall release documents and information only pursuant to the written instructions of such personnel. Names and signatures may be added and deleted from such lists by written instructions signed by an Executive Vice President, Senior Vice
President or the President of Buyer.

		B.	Requests for research, retrieval and photocopying
shall be made in writing only on forms designed by Seller. Buyer shall reproduce at its own costs additional quantities of such forms.

		C.	Requests to Seller for information or documentation
may be delivered to Seller by facsimile machine, regular or certified mail, or by courier, at the sole expense of Buyer, addressed as provided in the request form supplied by Seller.

		D.
	    		(1) For routine record retrieval and photocopying of deposit information on or before thirty (30) days after the date of this Records Agreement, Seller shall return requested information or documentation, or make available such information or documentation for pickup by Buyer, within four (4) Business Days following Seller's receipt of a request for the same made in accordance with the terms and conditions of this Records Agreement.

			(2) For retrieval and photocopying of deposit information after thirty (30) days after the date of this Records Agreement, Seller shall return requested information or documentation, or make available such information or documentation for pickup by Buyer, within ten (10) Business Days following
Seller's receipt of a request for the same made in accordance with the terms and conditions of this Records Agreement.

			(3) For research requests, Seller shall return requested information or documentation, or make available such information or documentation for pickup by Buyer, within fifteen
(15) Business Days following Seller's receipt of a request for the same made in accordance with the terms and conditions of this Records Agreement; provided, however, that Seller may extend this time period by a reasonable number of days if absolutely necessary and Seller notifies Buyer of such extension in writing and explains the basis for such extension. Notwithstanding the foregoing time period requirements, Seller shall respond to requests for items needed by Buyer to respond to requests for production of documents, subpoenas or inquiries of governmental authorities within such period of time as to permit Buyer to comply with the requirements imposed upon it by third parties, on the condition that Buyer promptly notifies Seller of such inquiries and the applicable production deadline. Buyer will, however, endeavor to avail itself of all reasonable extensions of time that may be available from or granted by such third parties.

                                      -2-
PAGE

        Section 6. Seller shall not be deemed to have breached its obligations hereunder if the ability of Seller to perform any of its obligations is delayed or prevented by riots, wars, acts of God, acts of enemies, national emergency, strikes, floods, fires, equipment failure, or by any other cause not within the control of Seller, whether of the class of causes enumerated above or not, provided such event(s) was the cause of such failure. Seller shall use its best efforts to comply with the terns of this Records Agreement as promptly as reasonably possible under such exigencies.

        Section 7. Seller shall designate representatives of Seller to serve as "Custodian of Record" for the Retained Records. The representatives shall bear the responsibilities of custodians of records with respect to the Retained Records, which responsibilities shall include, but not be limited to, the execution of business records affidavits, appearances, and production of documents pursuant to federal and state criminal and civil subpoenas, depositions, interrogatories or other requests.

        Section 8. Notwithstanding any reference in this Records Agreement to the Agreement, this Records Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the Parties in connection with the Retained Records, and confers no rights or benefits upon any person not a Party hereto. No modification or termination of this Records Agreement shall be binding unless executed in writing by the Parties. No waiver of any provision of this Records Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether similar or not) nor shall any such waiver constitute a continuing waiver.

        Section 9. All of the terms and provisions of this Records Agreement shall be binding upon and inure to the benefit of the Parties and their respective transferees, successors and assigns, but rights under this Records Agreement may not be assigned and duties hereunder may not be delegated by either Party without the prior written consent of the other Party.

        Section 10. Communications regarding this Records Agreement should be forwarded to:

	If to Seller:

        Surety Bank, N.A.
        1845 Precinct Line Road #100
        Hurst, TX 76054
        Attn:   Bobby W. Hackler
        Title:  President
        Fax: 817/498-0647

                                      -3-
PAGE

        With a copy to:

        Margaret E. Holland
        Tracy & Holland
        306 W. 7th Street
        Fort Worth, TX 76102-4982
        Fax: 817/332-3140

        If to Buyer:

        Commercial Bank of Texas, N.A.
        215 East Main
        Nacogdoches, TX 75961
        Attn:   Thomas W. Ellison
                Chairman of the Board and President
        Fax:    409/569-1868

        With a copy to:

        Ford & Ferraro, L.L.P.
        98 San Jacinto Blvd., Suite 2000
        Austin, TX 78701
        Attn:   Joseph M. Ford
        Fax:    512/477-5267


        Section 11. This Records Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. A telecopy or facsimile transmission of a signed counterpart of this Records Agreement shall be sufficient to bind the Pity or Parties whose signature(s) appear thereon.

        Section 12. THIS RECORDS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS
THEREOF, EXCEPT TO THE EXTENT FEDERAL LAW IS CONTROLLING.

	Section 13. The term of this Records Agreement shall commence on the date first written above and, unless sooner terminated as otherwise provided herein or by mutual written agreement of the Parties, shall end with respect to any given Retained Record, when Seller would dispose of such record pursuant to its own record retention policy.

                                      -4-
PAGE

	IN WITNESS WHEREOF, the Parties have duly executed this Records Agreement as of the day and year first above written.


                                        SURETY BANK, N.A.



                                        By:
                                        Name: Bobby W. Hackler
                                        Title: President

                                        COMMERCIAL BANK OF TEXAS, N.A.



                                        By:
                                        Name: Thomas W. Ellison
                                        Title:  Chairman of the Board
                                                and President

                                      -5-
PAGE

                                  EXHIBIT "C"
                            SPECIAL WARRANTY DEED



GRANTEE'S ADDRESS:

Commercial Bank of Texas, N.A.
215 East Main
Nacogdoches, TX 75961
Attn:	Thomas W. Ellison
	Chairman of the Board and President


THE STATE OF TEXAS	ss.
                        ss.     KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TARRANT	ss.

        That SURETY BANK, N.A., a national banking association, hereinafter called ("Grantor"), in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration in hand paid by Commercial Bank of Texas, N.A., a national banking association (hereinafter called "Grantee"), the receipt and sufficiency of which are hereby acknowledged and confessed, has GRANTED, BARGAINED, SOLD AND CONVEYS, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY unto Grantee, all of the real property located in Tarrant County, Texas, that is more particularly described on Schedule 1 attached hereto and made a part hereof for all purposes, together with all improvements, rights, benefits, privileges, easements, tenements, and appurtenances thereon and pertaining thereto (said real property, together with such rights, appurtenances, interests and improvements being collectively called the "Property"), subject to, however, those exceptions and encumbrances set forth on Schedule 2 attached hereto and made a part hereof for all purposes (said exceptions and encumbrances being called the "Permitted Encumbrances").

TO HAVE AND TO HOLD the Property unto Grantee, its successors and assigns FOREVER, and Grantor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

        Grantee assumes the payment of 199__ ad valorem taxes, the same having been prorated between Grantor and Grantee.

PAGE

        EXECUTED as of the ______ day of _________________, 1998.

                                                GRANTOR:

                                                SURETY BANK, N.A.


                                                By:
                                                Name: Bobby W. Hackler
                                                Title: President


STATE OF TEXAS		ss.
                        ss.
COUNTY OF TARRANT       ss.

	BEFORE ME, the undersigned authority, a Notary Public, in said County and State, on this day personally appeared Bobby W. Hackler, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

	SWORN TO AND SUBSCRIBED BEFORE ME, the undersigned Notary
Public, this _______ day of ______________, 1998.



                                                _____________________________
                                                Notary Public, State of Texas

Identification of Affiant confirmed by:
[ ]       Known to Me Personally
[ ]       Proved to Me on the Oath of
[ ]       Texas Driver's License Number
[ ]       Other Identification

                                      -2-
PAGE

                                  EXHIBIT "D"

                                 BILL OF SALE


For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, and the further consideration of the mutual promises and covenants set out herein and in the Branch Purchase and Assumption Agreement dated as of ___________________, 1998, (the "Agreement") by and between Surety Bank, N.A., a national banking association ("Seller") and Commercial Bank of Texas, N.A., a national banking association ("Buyer") (capitalized terms not otherwise defined herein have the meanings given them in the Agreement), the receipt and sufficiency of which consideration are hereby acknowledged, Seller hereby SELLS, CONVEYS, ASSIGNS AND TRANSFERS unto Buyer, all right, title and interest in and to the following personal property, free and clear of any liens or Claims:

        1.      All Leasehold Improvements, as specifically described on
                Schedule 1 attached hereto.

        2. All Furniture, Fixtures and Equipment, as specifically described on Schedule 2 attached hereto.

        3. All Branch Loans, as specifically described on Schedule 3 attached hereto.

        4.      All Deposit Overdrafts, as specifically described on
                Schedule 4 attached hereto.

        5.      All Cash on Hand.

        6. All safe deposit boxes at the Branches (exclusive of the contents thereof).

        7.      All Prepaid Expenses existing on the Closing Date
                (including any Prepaid Expenses resulting from prorations made under Section 2.3(c) of the Agreement).

        8.      All Records relating to the Assets and the Liabilities.

        Seller hereby binds Seller and its successors and assigns to warrant and defend the title to the Assets herein conveyed to Buyer and its successors and assigns against every person lawfully claiming such Assets or any part thereof.

        The Assets do not include the Excluded Assets (as defined in Section 1.1 of the Agreement) or any items of property related to the Branches that have been disposed of by Seller prior to the Closing Date as permitted by the Agreement.

	This Bill of Sale is made by Seller and accepted by Buyer without warranty or representation of any kind, whether express, implied, oral or written, except as expressly set forth in the Agreement and/or expressly set forth herein or in any other conveyance document executed pursuant to the Agreement.

                                      -1-
PAGE

        Each of the parties hereto agrees to take such further actions, and to execute such further documents and instruments as may be necessary or reasonably required in order to consummate fully the transaction set out herein. Buyer is hereby authorized by Seller to endorse Seller's name on, and deposit into Buyer's account(s) for collection, all checks and other collections made on the Branch Loans or other assets.

EXECUTED as of the _______ day of __________________, 1998.


                                                SURETY BANK, N.A.



                                                By:
                                                Name: Bobby W. Hackler
                                                Title: President

                                                COMMERCIAL BANK OF TEXAS, N.A.



                                                By:
                                                Name: Thomas W. Ellison
                                                Title:  Chairman of the Board
                                                        and President


                                      -2-
PAGE

                                 EXHIBIT "E"
                            OFFICER'S CERTIFICATE
                                     OF
                                   SELLER



The undersigned, in his official capacity as an officer of Surety Bank, N.A. ("Seller") as indicated below (and not in his individual capacity), hereby certifies as follows:

        1. The undersigned is authorized, on behalf of Seller, to execute this certificate in connection with that certain Branch Purchase and Assumption Agreement, dated as of ___________________, 1998, (the "Agreement"), by and between Seller and Commercial Bank of Texas, N.A. a national banking association ("Buyer"). Terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Agreement.

        2. Seller has complied in all material respects with each of its covenants and agreements contained in the Agreement to be performed on or prior to the Closing Date.

        3.      Each of the representations and warranties of Seller in
                Section 7.1 of the Agreement is true and correct in all material respects as if made on the date hereof, except to the extent of changes that have occurred prior to Closing that are consistent with the provisions of the Agreement.


IN WITNESS WHEREOF, I hereupon set my hand effective as of the _______ day of ___________________, 1998.


                                                SURETY BANK, N.A.



                                                By:
                                                Name: Bobby W. Hackler
                                                Title: President

PAGE

                                 EXHIBIT "F"
                         OPINION OF SELLER'S COUNSEL


	1.	Seller is a national banking association, duly
organized, validly existing and in good standing under the laws of the United States of America;

	2.	Seller has the corporate power to enter into and carry
out the terms of the Agreement, the Agreement has been authorized by the Board of Directors and shareholders of Seller, and the Agreement and all other documents to be executed and delivered by Seller in connection with the Agreement have been duly authorized, executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller;

	3.	The execution and delivery of the Agreement and all
other documents to be executed and delivered in connection therewith and the consummation of the transactions contemplated thereby by Seller will not, to our best knowledge, violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which Seller is bound or conflict with its Articles of Association or Bylaws;

	4.	All necessary approvals and consents for Seller to
consummate the transactions contemplated by the Agreement have been obtained.

PAGE

                                  EXHIBIT "G"
                        LIABILITY ASSUMPTION AGREEMENT


        This Liability Assumption Agreement (the "Agreement") is made and entered into by and between Surety Bank, N.A., a national banking association established under the laws of the United States ("Seller), and Commercial Bank of Texas, N.A., a national banking association established under the laws of the United States
("Buyer"), effective as of the Effective Time of Closing (as defined herein), in light of the following recitals, to wit:

                              R E C I T A L S :

        Seller and Buyer heretofore entered into that certain Branch Purchase and Assumption Agreement dated as of ________________, 1998, (the "Acquisition Agreement") pursuant to which, among other agreements, Buyer agreed to acquire certain of the assets and to assume certain of the liabilities of Seller.

        All capitalized terms not defined in this Agreement shall have the same meaning ascribed to them in the Acquisition Agreement.

        In consideration of the consummation of the transactions contemplated by the Acquisition Agreement, and to effectuate the agreements of Seller and Buyer set forth therein, the parties hereto hereby agree as follows:

        1. Assumption of Certain Liabilities. Subject to the further provisions of this Section 1, Buyer hereby assumes all of Seller's liabilities and obligations (collectively, "Liabilities") as of 12:01 a.m. on __________________________, 1998, (the
"Effective Time of Closing"), in respect to:

                (a) The Assumed Deposits, as set forth on Schedule 1 attached hereto;

                (b) The Leases, as set forth on Schedule 2 attached hereto;

                (c) The Assumed Contracts, as set forth on Schedule 3 attached hereto;

                (d) Seller's obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, including all obligations with respect to the safe deposit boxes located at the Branch as set forth in the agreements relating to such boxes and their contents;

                (e) Accrued Expenses, as set forth on Schedule 4 attached hereto;

                (f) Any liabilities or obligations for compliance with any Environmental Law associated with the Real Estate, Real Estate Improvements, Leasehold Improvements or other Assets (subject only to Buyer's right of reimbursement pursuant to Section 6.5(c) of the Acquisition Agreement for Actual Costs as defined in such Section 6.5(c); and

PAGE

                (g) The Other Liabilities, as set forth in Schedule 5 attached hereto.

Notwithstanding any provision of this Agreement or the Acquisition Agreement that might be constructed to the contrary, Liabilities do not include any of the Non-Assumed Liabilities or any liabilities with respect to Leases or Assumed Contracts as to which any consents required to transfer the same to Buyer at Closing have not been obtained by Seller

        Buyer hereby accepts the transfer of all IRA Deposits to Buyer, and Buyer accepts appointment as the successor custodian under all IRA Deposits.

        2. Incorporation of Provisions from the Acquisition Agreement. Notices to the parties shall be in accordance with the notice provisions of the Acquisition Agreement and all other terms and provisions of Article 13 of the Acquisition Agreement shall be applicable to this Agreement except to the extent inconsistent with a specific provision of this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereto duly authorized, all as of the day and year first above written.

                                                SURETY BANK, N.A.



                                                By:
                                                Name: Bobby W. Hackler
                                                Title: President


                                                COMMERCIAL BANK OF TEXAS, N.A.



                                                By:
                                                Name: Thomas W. Ellison
                                                Title:Chairman of the Board
                                                      and President

                                      -2-
PAGE

                                  EXHIBIT "H"
                            OFFICER'S CERTIFICATE
                                      OF
                                    BUYER



The undersigned, in his official capacity as an officer of Commercial Bank of Texas, N.A. ("Buyer") as indicated below (and not in his individual capacity), hereby certifies as follows:

        1. The undersigned is authorized, on behalf of Buyer, to execute this certificate in connection with that certain Branch Purchase and Assumption Agreement, dated as of _____________________, 1998, (the "Agreement"), by
                and between Buyer and Surety Bank, N.A. a national banking association ("Seller"). Terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Agreement.

        2. Buyer has complied in all material respects with each of its covenants and agreements contained in the Agreement to be performed on or prior to the Closing Date.

        3.      Each of the representations and warranties of Buyer in
                Section 7.2 of the Agreement is true and correct in all material respects as if made on the date hereof, except to the extent of changes that have occurred prior to Closing that are consistent with the provisions of the Agreement.


IN WITNESS WHEREOF, I hereupon set my hand effective as of the _______ day of ___________________, 1998.


                                        COMMERCIAL BANK OF TEXAS, N.A.



                                        By:
                                        Name: Thomas W. Ellison
                                        Title: Chairman of the Board
                                               and President

PAGE

                                  EXHIBIT "I"
                         OPINION OF BUYER'S COUNSEL


	1.	Buyer is a national banking association, duly organized,
validly existing and in good standing under the laws of the United States of America;

	2.	Buyer has the corporate power to enter into and carry
out the terms of the Agreement, the Agreement has been authorized by the Board of Directors and shareholders of Buyer, and the Agreement and all other documents to be executed and delivered by Buyer in connection with the Agreement have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer;

	3.	The execution and delivery of the Agreement and all
other documents to be executed and delivered in connection therewith and the consummation of the transactions contemplated thereby by Buyer will not, to our best knowledge, violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which Buyer is bound or conflict with its Articles of Association or Bylaws;

	4.	All necessary approvals and consents for Buyer to
consummate the transactions contemplated by the Agreement have been obtained.

PAGE

List of schedules to Branch Purchase and Assumption Agreement by and between Surety Bank, National Association and Commercial Bank of Texas, National Association, dated as of July 13, 1998, which are not filed herewith:

Schedule	Description
--------        -----------
1	        Branches
2               Furniture, Fixtures and Equipment
2.1(iv)         Book Value of Real Estate and Real Estate Improvements
2.1(v)          Book Value of any Leasehold Improvements
2.1(vi)         Book Value of Furniture, Fixtures and Equipment
4.9             Assumed Contracts
4.11(b)         Permitted Exceptions
6.1(e)(ii)	Disposition of Assets
7.1(f)          Litigation Involving Seller
7.1(i)          Liens
7.1(j)          Leases
7.1(k)          Real Estate


The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.